BANKING INFORMATION TECHNOLOGY
SERVICES AGREEMENT

BETWEEN

FIDELITY INFORMATION SERVICES, INC.

and

RIGGS BANK N.A.

i

EXHIBITS

1.	Definitions
2.	Financial Terms, Service Levels, Performance Credits and Termination Charges
	Article 1	General Financial Terms
	Article 2	Charges for Implementation Phase and Related Services
	Article 3	Charges for Additional Services
	Article 4	Charges for Production Phase — Monthly Fees for Fidelity ASP Services
	Article 5	Charges for Production Phase — Incremental Monthly Fees for Fidelity ASP Services
	Article 6	Charges for Production Phase — One-Time License Fees for Fidelity Software, Monthly and Fees for Fidelity On-Site Software Services
	Article 7	Charges for Production Phase — Monthly and One-Time Fees for Fidelity Network Services
	Article 8	Charges for Production Phase — Monthly Fees for Fidelity Training Bank Services
	Article 9	Fidelity Out-of-Pocket Travel and Living Expenses
	Article 10	Charges for Miscellaneous Services
	Article 11	Annual Adjustment of Certain Charges
	Article 12	Production Phase — Service Levels, Performance Credits and Earnbacks
3.	Services
	Article 1	Implementation Phase
		1.01	Scope
		1.02	Fidelity Network
		1.03	LRTC Environment Setup and Preparation
		1.04	SDADC Environment Setup and Preparation
		1.05	Fidelity Training Bank Services Setup and Preparation
		1.06	Fidelity On-Site Software Installation
		1.07	Core Team Training
		1.08	End User Training
		1.09	Data Conversions
		1.10	Software Configurations
		1.11	Interfaces
		1.12	Customizations
		1.13	Incidents and Resolutions
		1.14	Testing
		1.15	Mock System Implementations and Actual System Implementations
		1.16	Additional Terms
	Article 2	Production Phase
		2.01	Fidelity ASP Services
			a.	Batch Processing Services
			b.	Online Services
			c.	Daily Batch Processing Cycle and On-line File Availability
			d.	Exceptions to Daily Batch Processing Cycle and On-line Availability
			e.	Fidelity Support for LRTC Hosted Software
			f.	Fidelity Support for SDADC Hosted Software
			g.	Monthly Hours

EXHIBITS

			h.	ASP Problem Resolution
			i.	Riggs Help Desk
			j.	Security Coordination with Riggs Vendors
			k.	Operation Manual
		2.02	Fidelity On-Site Software Services
			a.	Support and Problem Resolution
			b.	Fidelity On-Site Software Restrictions
			c.	On-Site Assistance
			d.	Releases
			e.	Export Controls
		2.03	Fidelity Network Services
			a.	Availability and Support
			b.	Network Configuration
		2.04	Fidelity Test Bank Services
			a.	Operations and Delivery
			b.	Exceptions
Schedule 1 — Project Plans
Schedule 2 — End User Training Proposal executed by the parties dated November 1, 2002
4.	Fidelity Designated Environment
5.	Business Continuity Services and Section 3.03 Requirements for Tape Delivery, Storage, Update and Escrow Arrangement
	1.	Information and Updates to Fidelity Business Continuity and Disaster Recovery Plans
	2.	Scope of Business Continuity Services
	3.	Escrow and License
		3.1	Fidelity ASP Services
		3.2	Fidelity On-Site Software
		3.3	Software Support
	4.	Business Continuity and Restoration of Services
		4.1	Backups and Storage
		4.2	Restoration
		4.3	Service Interruption and Restoration
		4.4	Tests
		4.5	Opportunity to Improve Service
		4.6	Audit and Examination
Annex A — Master Preferred Escrow Agreement dated June 26, 2002, between DSI Technology Escrow Services, Inc. and Fidelity
6.	Agreement Change Control Procedure
7.	Third Party Agreements (Riggs Agreements for the Services that input data into and/or extract data from the Fidelity Services)
8.	[RESERVED]
9.	[RESERVED]
10.	Fidelity Competitors
11.	Documentation
12.	Fidelity Non-Disclosure Agreement
13.	Section 3.08(b) — Authorized Riggs Representatives

     This BANKING INFORMATION TECHNOLOGY SERVICES AGREEMENT (the “Agreement”), dated as of May 1, 2002 (the “Effective Date”), is made between Fidelity Information Services, Inc., a division of Fidelity National Financial, Inc., an Arkansas corporation (“Fidelity”) and Riggs Bank N.A. (“Riggs”).

RECITALS

     1.     Riggs and Fidelity desire to enter into an agreement for the provision by Fidelity of certain banking information technology services to the Riggs Group;

     2.     Fidelity is experienced in, has the resources, technology and systems to provide, and desires to provide to the Riggs Group under the terms and conditions set forth in this Agreement, such technology services in accordance with this Agreement; and

     3.     Riggs desires to purchase and license from Fidelity under the terms and conditions set forth in this Agreement, such technology services.

     In consideration of the recitals, covenants and other provisions contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows.

ARTICLE 1          RECITALS AND DEFINITIONS

     1.01    Purposes.    The Recitals are intended to be a statement of the purposes of and basis for this Agreement and are not intended to alter the plain meaning of the terms and conditions of this Agreement or to require any party to undertake performance obligations not required by this Agreement. To the extent that the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be interpreted and construed consistent with the purposes set forth in the Recitals.

     1.02    Definitions.    In this Agreement, all capitalized terms shall have the respective meanings set forth in this Agreement including Exhibit 1.

ARTICLE 2          TERM AND TERMINATION SERVICES

     2.01    Term.    This Agreement shall be effective as of the Effective Date and shall continue for a period of eighty-four (84) calendar months commencing on the first day of the first full calendar month of the Production Phase, unless terminated earlier in accordance with the provisions of this Agreement.

     2.02    Duration of Termination Services.    Upon request by Riggs, Fidelity shall provide the Termination Services, as requested by Riggs from time to time, for up to seven hundred thirty (730) days following the expiration of the initial term of this Agreement as set forth in Section 2.01, or any extension of the term, or the earlier termination of the initial term or any extension of the term, of this Agreement. Riggs must elect to purchase the Termination Services to be performed by Fidelity after the initial term of this Agreement or any extension(s) of the initial term or upon earlier termination thereof, in increments of not less than one hundred eighty (180) days or multiples of one hundred eighty (180) days. At least one hundred eighty (180) days prior to the expiration of the initial term of this Agreement or any extension thereof, Riggs shall give Fidelity written notice of whether or not Riggs elects to purchase one (1) or more one hundred eighty (180) day increments of the Termination Services. At least ninety (90) days prior to the expiration of the last one hundred eighty (180) day increment of the Termination Services then purchased by Riggs, Riggs shall give Fidelity written notice of whether or not Riggs elects to purchase one (1) or more additional one hundred eighty (180) day increments of the Termination Services. As soon as reasonably practical prior to the effective date of the termination of this Agreement, Riggs shall give Fidelity written notice of whether or not Riggs elects to purchase one (1) or more one hundred eighty (180) day increments of the Termination Services and may elect to purchase additional one hundred eighty (180) day increments of the Termination Services pursuant to the ninety (90) day notice process described above. In no event will the total number of days of the Termination Services exceed seven hundred thirty (730) days.

     2.03    Caps on Termination Services Charges.    The Charges for the Termination Services shall be subject to the following limitations:

(i) Termination Services performed by Fidelity during the initial term of this Agreement or any extension(s) of the initial term shall be performed for the Charges set forth in this Agreement applicable to the initial term or any extension thereof.

(ii) Termination Services performed by Fidelity after the initial term of this Agreement or any extension(s) thereof, shall be performed for the Charges set forth in this Agreement subject to a compounded increase for each incremental period elected by Riggs of up to fifteen percent (15%) as determined by Fidelity. For the purposes of Sections 2.02 and 2.03, one (1) incremental period shall be six (6), twelve (12), eighteen (18) or twenty-four (24) months in duration, as elected by Riggs.

(iii) The Charges for the Termination Services shall be proportionately reduced as the volume of the Services are reduced, the Services are transitioned from Fidelity and the Termination Services are reduced.

ARTICLE 3          SERVICES

     3.01    Obligation to Provide Services

     a.        Commencement and Performance.    Starting on the Initial Commencement Date and continuing during the periods set forth in this Agreement, Fidelity shall provide the Services to, and perform the Services for, the Riggs Group for use in the Riggs Business in accordance with the terms of this Agreement.

     b.        Non-Exclusive.    Fidelity is engaged by Riggs on a non-exclusive basis to provide and perform the Services under this Agreement and accordingly, Riggs and each of the other members of the Riggs Group may engage a third party to provide and perform, or itself perform, services that are the same as or similar to the Services or any element of the Services, at any time. Notwithstanding anything to the contrary in this Agreement, except as set forth in Exhibit 5, no third party shall have the right to perform the Fidelity ASP

Services or the Fidelity On-Site Software Services for the Riggs Group using the Fidelity Company Information including the Fidelity Software. However, third parties may perform services for the Riggs Group that are similar to the Services so long as such third parties do not use Fidelity Company Information including the Fidelity Software.

     3.02    Performance

     a.        Service Levels.    Fidelity agrees that the performance of the Services shall meet or exceed each of the applicable Service Levels, subject to the limitations and in accordance with the provisions set forth in this Agreement.

     b.        Modification of Service Levels and Performance Credits.    As requested by Riggs from time to time, Riggs and Fidelity shall review changes, modifications, deletions and replacements of and additions to the Service Levels, and reallocations of the Performance Credits for the purposes of better and more timely reflecting, facilitating and supporting the purposes of this Agreement, the use of the Services by the Riggs Group, the continuing development of the business of the Riggs Group, and the evolving priorities of the business of the Riggs Group. All such changes, modifications, deletions and reallocations and the implementation thereof shall be subject to agreement of the parties and shall be implemented through the Change Control Procedure. Fidelity shall not be required to implement any changes, modifications, deletions or replacements of or additions to the Service Levels or reallocations of the Performance Credits that would cause any increase in Fidelity’s costs to perform and deliver the Services, unless Fidelity is permitted to increase the Charges to Riggs on a commercially reasonable basis.

     c.        Monitoring and Reporting.    Fidelity shall implement the measurement and monitoring tools and procedures to measure and report Baseline usage and to measure and report Fidelity’s performance of the Services against the Service Levels as such standards and levels may be developed, modified and changed during the term of this Agreement and as the Services may evolve and be supplemented and enhanced during such term, that are used by Fidelity generally for its customers purchasing services similar to the Services. Such measurement and monitoring shall permit reporting at a reasonable level of detail sufficient to verify Baseline usage and compliance with the Service Levels and application of any attendant Performance Credits, and Fidelity shall report such information to Riggs monthly or as otherwise set forth in Exhibits 2 and 3. Fidelity shall prepare and maintain detailed records regarding Baseline usage and its compliance with the Service Levels and the determination and application of attendant Performance Credits, and shall permit Riggs and its designees reasonable access to all such records for the purposes of performing verifying audits, planning and identifying possible process improvements. Upon reasonable requests from time to time by Riggs but subject to the parties’ respective proprietary and confidentiality obligations to third parties, Fidelity shall provide Riggs with information and reasonable access to such tools and procedures, and the records relating thereto, for purposes of verification of the reported Baseline measurements, Service Levels, Performance Credits and Earnbacks.

     d.        Performance Credits and Earnbacks.    If Fidelity fails to meet a Service Level for the periods described in Exhibit 2, Riggs shall be entitled to recover the Performance Credits in accordance with Exhibit 2. If Fidelity satisfies the criteria for Earnbacks set forth in Exhibit 2, Fidelity shall be entitled to recover the Earnbacks in accordance with Exhibit 2.

        e.     Service Level Analysis and Resolution.    Upon Fidelity’s failure to meet a Service Level, Fidelity shall as soon as reasonably practicable (i) perform an analysis to identify the cause of such failure, and (ii) provide Riggs with a report thereon and the procedure and timing for correcting the failure.

     3.03    Business Continuity Services.    Fidelity will provide Business Continuity Services to the Riggs Group in accordance with the timeframes and to the extent set forth in Exhibit 5.

     3.04    Services.    The Services shall be defined, implemented and performed as described in this Agreement. In the event that any change(s) are desired to the Services or the schedule for performance of the Service by either party (including changes to the Acceptance Test Criteria, Baselines, Service Levels, Performance Credits and Charges), the parties shall follow the Change Control Procedures described in Section 3.08 and if a change is agreed to by the parties, enter into a Change Order reflecting such change.

     3.05    Additional Services

     a.        Background.    Riggs may request Fidelity to perform one or more Additional Services. If the Additional Services can be provided by Fidelity and/or its Affiliates to the Riggs Group on a commercially reasonable basis, Fidelity shall provide a proposal to Riggs for such Additional Services and shall provide such Additional Services to the Riggs Group subject to the Change Control Procedures in Section 3.06, including the execution of a Change Order by the parties. Further, Riggs’s request for Additional Services may include a request for Fidelity to correspondingly reduce or eliminate one or more existing elements of the Services then being provided that are being replaced by the Additional Services, subject to the minimum monthly fees set forth in Exhibit 2, if any. In such event, Fidelity shall determine the resources and expenses related to the element or elements of the Services being reduced or eliminated, if any, and those required for the Additional Services being added.

     b.        Process or Engagement.    As soon as practical after receiving a request for Additional Services from Riggs, Fidelity shall provide a written proposal for such Additional Services and the reduction or elimination of one or more existing elements of the Services (if any) to Riggs setting forth the net increase or decrease in the Charges and as applicable, increases and decreases in existing Baselines and additional Baselines (if any) that will be attributable to such Additional Services. All changes in the Charges (including minimum Charge requirements) shall be based upon the existing formula and charging methodologies, as applicable, for the Charges set forth in Exhibit 2. Upon receipt of such proposal, Riggs may engage Fidelity to perform the Additional Services in accordance with the Change Control Procedures. Notwithstanding the foregoing, nothing herein shall be deemed to obligate Riggs to obtain Additional Services from Alltel, subject to Section 3.05(a).

     3.06    Riggs Group

     a.        Additional Affiliates.    If any member of the Riggs Group creates, initiates or acquires any additional Affiliate or other operations or entity during the term of this Agreement and Riggs desires that Fidelity provide the Services for such Affiliate or other operations or entity, Fidelity shall provide Riggs and/or such Affiliate or other operations or entity with the Services if such Affiliate or other operations or entity satisfies the Qualifying Criteria. Fidelity may charge Riggs on a commercially reasonable basis fees for the set-up and implementation, fees for any changes to the Services, fees for any Required Consents, and any additional regulatory operating fees payable by Fidelity with respect to such Affiliates or other operations or entity, and shall otherwise charge Riggs for the continuing performance and delivery of the Services allocable to such Affiliates or other operation or entity, based on the existing formula and charging methodologies for increases or decreases in the Charges due to increases or reductions in the quantity of the Services used by the Riggs Group subject to the minimum monthly fees, if any.

     b.        Divestiture of Affiliates.    If any member of the Riggs Group divests any Affiliate or other operation or entity during the term of this Agreement and Riggs desires that Fidelity continue to provide the Services for such Affiliate or other operation or entity, Fidelity shall continue to provide Riggs and/or such divested Affiliate or other operation or entity with the Services if such divested Affiliate or other operation or entity (i) used the Services prior being divested, (ii) agrees in writing to be subject to the provisions of this Agreement that protect Fidelity’s intellectual property rights and (iii) satisfies the Qualifying Criteria, and Riggs pays the fees and expenses incurred by Fidelity to obtain any Required Consents with respect to continuing to provide the Services to such Affiliates or other operations or entity. Fidelity shall charge Riggs for the continuing performance and delivery of the Services allocable to such Affiliates or other operation or entity based on the existing formula and charging methodologies for the Charges, and may charge Riggs any additional regulatory operating fees payable by Fidelity with respect to the divested Affiliate or other operation or entity. Fidelity shall not be required to provide the Services to any such divested Affiliate, operation or entity for more than twelve (12) months following the effective date of such divestiture. Notwithstanding anything to the contrary, Riggs shall be fully responsible for the performance, nonperformance and obligations of any such divested Affiliate to the same extent as if such divested Affiliate were an Affiliate of Riggs or the Riggs Group.

     3.07    Termination Services.    Fidelity shall make available to Riggs the Termination Services under the pricing, terms and conditions set forth in this Agreement for the Services (including Sections 2.02 and 2.03) at the request of Riggs from time to time and/or in connection with the termination or expiration of this Agreement for whatever reason, except as specifically provided in Section 15.01 of this Agreement. Notwithstanding anything to the contrary, to the extent Riggs is in material breach or default of its payment obligations under this Agreement after the expiration of the cure period provided in Section 15.01 of this Agreement, Fidelity shall have no obligation to provide Termination Services until such time as Riggs has paid to Fidelity all Charges that are then due and payable by Riggs to Fidelity, including any applicable interest and Charges for the Termination Services that are required to be prepaid pursuant to this Agreement.

     3.08    Change Control

     a.        Change Control Procedures.    Except for permitted changes in the Fidelity ASP Services by Fidelity as described in Section 3.09(q) and/or Exhibits 3 and 5, in the event that either party requests (i) a change to the scope of the Services (including a decrease or Additional Services or a combination of both), Baselines, Service Levels, Performance Credits or priorities, or (ii) a change to the Charges or Exhibits or Schedules to the Exhibits or to the Escrow Agreement, or (iii) a change to the features, functionality, scalability or performance of the Services, or (iv) a change to the Documentation reflecting a change in the Fidelity Base Code Software made by Fidelity in breach of Section 3.09 (q) or a change to the Documentation reflecting an alteration of the attributes of the Fidelity Base Code Software described in Section 3.09 (m), the requesting party’s Account Executive or his or her designee shall submit a written proposal to the other party’s Account Executive describing such desired change. The receiving party’s Account Executive shall review the proposal and reject or accept the proposal in writing within a reasonable period of time, but in no event more than thirty (30) days after receipt of the proposal. In the event that the proposal is rejected, the writing shall include the reasons for rejection. In the event that the proposal is accepted, the parties shall mutually agree on the changes to be made to this Agreement and/or the Exhibits and Schedules and/or the Escrow Agreement. All such changes to this Agreement and/or the Exhibits and Schedules and/or the Escrow Agreement shall be made only in a written Change Order signed by the Account Executive of each of the parties or his designee (authorized in writing by the applicable party) and thereafter embodied in the Agreement and/or the Exhibits and Schedules and/or the Escrow Agreement, as appropriate. Notwithstanding the foregoing, if the need for an emergency change arises, either party’s Account Executive or his or her designee may submit a request for such change to the other party’s Account Executive and the parties shall use commercially reasonable efforts to expeditiously implement such change in accordance with the Change Control Procedures.

     b.        Authorized Riggs Representatives.    Subject to Section 3.08(a), Riggs has designated on Exhibit 13 attached hereto a list of specific individuals who will have the authority to provide instructions to Fidelity on behalf of Riggs with respect to the Services (excluding adjustments to the scope of, and formulas and methodologies governing the Charges for, and Service Levels and Performance Credits for, the Services). Riggs may, upon written notice to Fidelity from time to time, modify Exhibit 13 by adding and/or deleting specific individuals from the list. Fidelity is authorized to act in accordance with the directions received from any of the specific individuals set forth in the designation. Such direction shall be by a writing, electronic mail or facsimile. Fidelity is not authorized to act in accordance with the direction of any other individuals acting, or purporting to act, on behalf of Riggs.

     3.09    Fidelity’s Responsibilities.    In addition to any specific functions, responsibilities, activities, tasks and projects for which Fidelity is given responsibility as part of the Services in this Agreement, Fidelity shall perform the following responsibilities during the term of this Agreement.

     a.        Employees.    Except as otherwise provided in Sections 6.01 and 6.02, Fidelity may make such changes in its personnel engaged in the provision and delivery of the Services as it reasonably and in good faith determines to be necessary or appropriate. Except as provided in Sections 6.01 and 6.02, in the event that Riggs reasonably and in good faith determines that it is not in the best interests of Riggs for any Fidelity employee or employee of any Affiliate or Contractor or Subcontractor of Fidelity who is allocated full time or virtually full time to the Riggs engagement described in this Agreement, to continue in his/her capacity in the provision of the Services, then Riggs shall give Fidelity written notice specifying the reasons for its position and requesting that such employee be replaced. Fidelity shall promptly investigate the matters stated in such notice and promptly report its decision to Riggs as to whether it will replace the employee. If Fidelity does not elect to replace the employee and Riggs maintains its position that such employee be replaced and such action is not unlawful, then either party may pursue the matter pursuant to the Dispute Resolution Process.

     b.        Fidelity Data Centers.    Fidelity shall have the right to move, relocate and/or change the data centers in and from which Fidelity performs and provides any of the Services so long as (i) Fidelity gives Riggs ninety (90) days prior written notice thereof; (ii) no Fidelity data center used to provide the Services is moved outside of the United States; (iii) Riggs does not incur any increase in the Charges payable by it to Fidelity or in the costs of telecommunications services incurred by Riggs to receive and use the Services; and (iv) the move, relocation and/or change does not have any of the effects described in items (i) through (iii) of Section 3.09(q).

     c.        Efficient Use of Resources.    Fidelity shall continuously use commercially reasonable efforts (i) to efficiently and cost effectively administer, manage, operate and use the resources employed by Fidelity to provide and perform the Services that are chargeable to Riggs under this Agreement on a time and materials basis and for the network portion of the Services, (ii) to efficiently and cost effectively administer, manage and/or interface with the Third Party Providers providing services and products pursuant to the Third Party Agreements as required in Exhibits 3 and 5, and (iii) to enhance the Fidelity Software (exclusive of the Riggs Software and the Fidelity Third Party Software) with material new and/or additional features, functionality and/or performance capabilities no less than every eighteen (18) calendar months during the term of this Agreement.

     d.        Correction of Errors.    At Fidelity’s expense, Fidelity shall promptly correct any errors or inaccuracies in the Riggs Data, reports, payments and other output produced by Fidelity as a result of providing the Fidelity ASP Services, to the extent such errors or inaccuracies were caused by the failure of Fidelity, its Affiliates or its or their respective Contractors or Subcontractors to perform the Services in accordance with the terms of Exhibits 2, 3 and/or 5 or by any defect or error in or failure of the Information System. Notwithstanding the foregoing, Riggs may be charged by Fidelity for promptly correcting any such errors or inaccuracies to the extent such errors or inaccuracies were caused by errors in the data, information or materials supplied, or caused to be supplied, by Riggs to Fidelity or from instructions given, or caused to be given, by Riggs to Fidelity that are inconsistent with the terms of this Agreement.

     e.        Internal Controls.    Fidelity shall have an independent public accounting firm perform, at no cost to Riggs, an annual third party review, as defined in accordance with SAS # 70, Level II, of the facilities from which the Services are provided and provide a written or electronic report of such review prepared by such third party to Riggs promptly following the completion of each such review. The control objectives of the SAS # 70, Level II review shall be disclosed by Fidelity to Riggs together with each review.

     f.        Compliance.    Fidelity shall perform and provide the Services in compliance with (i) this Agreement; (ii) all federal, state, provincial, and local laws, rules and regulations of the United States, the United Kingdom, Germany, Belgium, Channel Islands and such other countries as Fidelity and Riggs agree pursuant to the Change Control Procedures, applicable to Fidelity in its performance and delivery of the Services; and (iii) all United States Federal laws, rules and regulations applicable to the portion of the operations of the Riggs Group performed by Fidelity as part of the Services pursuant to this Agreement just as if Riggs performed such portions of the Services itself. The foregoing notwithstanding, the Fidelity Software shall comply only with the United States federal laws, rules and regulations applicable to the Services.

     g.        No Infringement.    Fidelity shall perform and provide the Services in a manner that (i) does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any member of the Riggs Group, and (ii) does not knowingly infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party, which infringement or misappropriation described in (i) or (ii) occurs by the use of the Services alone, that is, without combination with separate products, services and/or business processes used and/or provided by Riggs.

     h.        Services.    Fidelity shall render Services using personnel that have the necessary knowledge, training, skills, experience, qualifications and resources to provide and perform the Services in accordance with this Agreement, and shall render Services in a prompt, diligent, workmanlike manner consistent with the terms and conditions of this Agreement applicable to the performance of such Services.

     i.        Regulatory Approvals.    Fidelity shall timely obtain all necessary regulatory approvals and permits applicable to its obligations under this Agreement, except those approvals and permits the absence of which would not have a material adverse effect on the business or operations of Fidelity or the performance and provision of the Services for the Riggs Group.

     j.        Fidelity Resources.    Fidelity shall perform and provide the Services using the Fidelity Products, the Riggs Software, and Contractors and Subcontractors satisfying the requirements of Section 3.15.

     k.        Viruses.    Fidelity shall take commercially reasonable measures to prevent the introduction or coding of any Virus or similar items into the Information Systems, the Fidelity Software, the Riggs Data and the information, data and other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers. Fidelity shall continue to review, analyze and implement improvements to and upgrades of its Virus prevention and correction programs and processes that are commercially reasonable and consistent with the information technology industry’s standards. If a Virus is found to have been introduced into the Information System, the Fidelity Software, the Riggs Data, and/or the information, data and other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers, Fidelity shall use commercially reasonable efforts and diligently work to eliminate the effects of the Virus. However, Fidelity shall take immediate action to remediate the Virus proliferation within the Information System and processes used by Fidelity to perform and deliver the Services including Fidelity Software. If a Virus is introduced into the Information System, the Riggs Data, and/or the information, data and/or other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers and such introduction is caused by Fidelity and/or its Contractors or Subcontractors, Fidelity shall remediate the Virus as part of the Services at Fidelity’s cost and expense.

     l.        Fidelity Designated Environment

(i) During the first twenty-four (24) months of the Production Phase, the Fidelity Base Code Software and the Services provided using the Fidelity Base Code Software shall operate and communicate with the Fidelity Designated Environment in a manner that enables access to and use of the Fidelity Base Code Software in accordance with and as described in the Documentation, except for the Service Delivery portion of the Fidelity On-Site Software which shall be supported by Fidelity with respect to the Fidelity Designated Environment and the remainder of the Fidelity Software as described in Exhibit 3.

(ii) Fidelity shall give Riggs at least six (6) months prior written notice of changes to the Fidelity Base Code Software that could have the effect of requiring a material change and/or modification to the Fidelity Designated Environment in order for the Fidelity Base Code Software and Services performed using the Fidelity Base Code Software to continue to fulfill the requirements of Section 3.09(l)(i) after the first twenty-four (24) months of the Production Phase.

(iii) On the Live Date, the Customizations and Interfaces shall function with the Fidelity Base Code Software in accordance with the Functional Designs for the Customizations and Interfaces.

     m.        Functionality, Performance, Capabilities, etc.    The Fidelity Base Code Software, and each of the components and modules of the Fidelity Base Code Software, shall, in all material respects, possess the features, functionality, compatibility, configuration, scalability, performance and integration capabilities set forth in the Documentation and this Agreement.

     n.        Functionality, Performance, etc.    Fidelity shall cause Services, and each of the components and modules of the Services, to satisfy the Service Levels, provided that the Riggs Group properly and timely complies with Fidelity’s directions to Riggs in accordance with this Agreement regarding Riggs’ responsibilities in connection with the Services and installation, configuration, operation and use of the Services and the components and modules of the Services.

     o.        Enhancements.    Fidelity shall promptly make available to the Riggs Group, (i) at no additional charge, all maintenance for and enhancements to the Fidelity ASP Software, and each of the components and modules of the Fidelity ASP Software, prepared by or for, or licensed by or for, Fidelity which Riggs is required to accept as part of the Fidelity ASP Services pursuant to Section 3.10(d), and (ii) at no additional charge, all enhancements to the Fidelity On-Site Software that Fidelity provides and/or offers to any of its customers enrolled in Fidelity’s maintenance and support program for the Fidelity On-Site Software. Fidelity shall not be responsible for integrating Customizations that are not a part of the Fidelity Base Code Software with the maintenance and enhancements to the Fidelity Software. Such integration services shall be provided and charged by Fidelity to Riggs pursuant to the terms of this Agreement as Additional Services.

     p.        Additional Services Offering.    Fidelity shall use commercially reasonable efforts to notify Riggs of Additional Services offered by Fidelity which Fidelity deems appropriate for Riggs Business.

     q.        Fidelity Modifications/Changes to the Fidelity Software.    Fidelity shall not, without the prior written agreement of Riggs, make any modification or change to the Fidelity Base Code Software, or any component or module thereof, that could (i) cause the Fidelity Base Code Software to fail to deliver the full features, functionality, scalability and performance as described in the Documentation and this Agreement, (ii) cause the Services provided using the Fidelity Base Code Software to fail to satisfy any Service Level, or (iii) breach, or constitute a breach of, Section 3.09(1).

     Subject to Section 3.09(1) and the first paragraph of this Section 3.09(q), Fidelity shall provide at least six (6) months prior written notice to Riggs of each modification and change to the Fidelity Base Code Software, or any component or module of the Fidelity Base Code Software, that could have any material effect on the features, functionality, scalability, performance and/or user interface as set forth in the Documentation, or to the best of Fidelity’s knowledge as to business processes used by the Riggs Group or other aspects of the Fidelity Base Code Software that could be perceived by the users of the Fidelity Base Code Software and/or the Services in the Riggs’ Group. The notice shall describe the modification(s) and/or change(s).

     r.        Substitution or Replacement of Riggs Software.    In the event that any of the Riggs Software shall be discontinued by the licensor of such software or Riggs desires to replace any of the Riggs Software, Riggs shall notify Fidelity and Fidelity will cooperate with Riggs in a commercially reasonable manner to concurrently discontinue and replace such Riggs Software with software designated by Riggs, at Riggs’ expense, subject to the Change Control Procedures. Fidelity’s obligation to cooperate in a commercially reasonable manner is contingent upon the replacement software being capable of integration, and compatible, with the Fidelity Software and the Services and possessing the appropriate features, functionality, scalability and performance to support the Fidelity Software and the Services to at least the level of the Riggs Software that it replaces. Each such substitution shall be made subject to the other terms and conditions of this Agreement.

     3.10    Rigg’s Responsibilities.    In addition to any specific functions, responsibilities, activities, tasks and projects for which Riggs is given responsibility in this Agreement, Riggs shall perform the following responsibilities during the term of this Agreement.

     a.        Data and Errors.    Riggs shall cooperate with Fidelity to address the resolution of any errors, omissions or deficiencies in any output produced by Fidelity as a result of providing the Services and provide Fidelity a reasonable opportunity to correct such errors, omissions or deficiencies. Upon successful resolution of such errors, omissions or deficiencies, Riggs shall accept the output as completed.

     b.        RESERVED

     c.        Discretionary Issues.    If in the reasonable judgment of Fidelity, the performance of the Services requires an interpretation of any law, rule or regulation applicable to any of Fidelity’s performance of the Services (an “Interpretative Issue”), Fidelity shall present to the Riggs Account Executive or his/her designee for such purpose, in writing the factual scenario in issue for resolution. The Riggs Account Executive or his/her designee, shall as soon as practical instruct Fidelity in writing with respect to each such Interpretative Issue so presented to him/her, and Fidelity is authorized to act and rely on, and shall as soon as practical implement, such Riggs instruction(s) in the performance and delivery of the Services.

     d.     Fidelity Modification/Changes to the Fidelity Software.    Riggs shall timely incorporate and use all modifications and/or changes to the Fidelity Software made by Fidelity in accordance with this Agreement, except Riggs shall not be required to incorporate or use any modification if it does not satisfy or could have any of the effects described in any of items (i), (ii) or (iii) of Section 3.09(q) and/or Fidelity has not timely and fully complied with its performance and notice obligations pursuant to Section 3.09(q).

     e.     Compliance.    Riggs shall use the Services and perform its obligations in compliance with (i) this Agreement, and (ii) all laws, rules and regulations applicable to Riggs’ use of the Services.

     f.     No Infringement.    Riggs shall perform its obligations under this Agreement and use the Services in a manner that (i) does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other right of Fidelity or its Affiliates, subject to the rights granted to Riggs by Fidelity by the Agreement, and (ii) does not knowingly infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party, which infringement or misappropriation described in (i) or (ii) would not occur by the use of the Services alone, that is, without combination with separate products, services and/or business processes. Riggs shall not use the Services in a manner that when combined with products, services or business processes of Riggs, knowingly infringes, or constitutes an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

     g.     Viruses.    Riggs shall take commercially reasonable measures to prevent the introduction or coding of any Virus or similar items into the Information System, the Fidelity Software, the Riggs Data and the information, data and other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers or provided by the Riggs Group. Riggs will continue to review, analyze and implement improvements to and upgrades of its Virus prevention and correction programs and processes that are commercially reasonable and consistent with the information technology industry’s standards. If a Virus is found to have been introduced into the Information System, the Fidelity Software, the Riggs Data and/or the information, data and other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers, Riggs shall use commercially reasonable efforts and diligently work to cooperate with Fidelity to eliminate the effects of the Virus. However, if the Virus is introduced into the Information System, the Riggs Data, and/or the information, data and other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers, Riggs shall take immediate action to terminate such introduction of Viruses by the Riggs Group and the Third Party Providers. If a Virus is introduced into the Information System, the Riggs Data and/or the information, data and/or other materials delivered by Fidelity and/or its Contractors or Subcontractors to the Riggs Group and/or the Third Party Providers and such introduction is caused by a member of the Riggs Group and/or a Third Party Provider, Fidelity may charge Riggs for Fidelity’s services on a commercially reasonable basis to remediate the Virus as Additional Services.

     h.        Regulatory Approvals.    Riggs shall timely obtain all necessary regulatory approvals and permits applicable to its obligations under this Agreement, except those approvals and permits the absence of which would not have a material adverse affect on the business or operations of Riggs or the use of the Services by the Riggs Group.

     3.11    Dependencies.    Fidelity and Riggs anticipate that the provision of Services shall have dependencies on the Third Party Agreements.

     3.12    Regulatory Changes.    Riggs shall notify Fidelity of any changes to or modifications in the Fidelity Software and/or the Services that are required to be made as a result of changes in applicable laws, rules and/or regulations in order for the Fidelity Software and/or the Services to comply with the laws and regulations applicable to the Fidelity Software and/or the Services as implemented and used by Riggs. As soon as practical thereafter, the Fidelity and Riggs Account Executives shall meet to determine the changes in the Fidelity Software and/or the Services are required by such change(s) in the applicable laws, rules or regulations. Any such change(s) other than changes required by United States Federal laws, rules and/or regulations, shall be considered Additional Services.

     3.13    Third Party Agreements — Additions, Deletions and Substitutions.    Pursuant to commercially reasonable terms and conditions, Riggs may, pursuant to the Change Control Procedures, add to or delete from or substitute for the Third Party Agreements listed on Exhibit 7, upon notice to Fidelity.

     3.14    Evolving Nature of Relationship

     a.        Updates.    The Exhibits to this Agreement, the Schedules to those Exhibits and the Documentation, shall be updated by the parties as necessary or appropriate from time to time to accurately reflect the evolution and modification of the Services and components and elements of the Services as described therein. The Exhibits, the Schedules and Attachments to the Exhibits and the Documentation shall be deemed to be updated as of the date a change thereto is effective, whether or not such update or change is physically made to the Exhibit or Schedule or Attachment to an Exhibit; provided, however, such updates shall be made on, or as soon as practical following, the effective date of such update.

     b.        Discrepancies.    If discrepancies in the factual content of the Exhibits, Schedules and/or Attachments or the list of documents that comprise the Documentation are detected, the Exhibits, Schedules, Attachments and/or list of documents that comprise the Documentation shall be promptly changed, modified, updated and adjusted to correct such discrepancies upon mutual agreement, so that the Exhibits, Schedules, Attachments and/or list of documents that comprise the Documentation will be correct and accurately reflect the Services to be provided, and Charges made, by Fidelity to the Riggs Group. If either party disputes the existence of such a discrepancy identified by the other party, the parties will submit the matter initially to the Services Oversight Committee for resolution pursuant to the Dispute Resolution Process.

     3.15    Use of Contractors and Subcontractors

     a.        Designation of Contractors and Subcontractors.    Fidelity shall provide to Riggs as requested, but no more frequently than every one hundred eighty (180) days, a true and complete, to the best of Fidelity’s knowledge, list of the Contractors and Subcontractors engaged by Fidelity to perform and provide the Services.

     b.     Responsibility of the Parties.     Each party to this Agreement, shall remain primarily liable and obligated to the other party for the timely and proper performance of all of its obligations hereunder even if such obligations are delegated to third party Contractors and Subcontractors, and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.

     c.     Replacement.     In the event that (i) either party shall notify the other party that any regulatory authority to which such party is subject has issued an order, directive or other advice to the effect that any Contractor or Subcontractor of the other party is barred, suspended or prohibited from providing services or products, directly or indirectly, to persons or entities engaged in the business of such party, or any person or entity engaged in the business of such party is ordered, directed or advised not to engage any Contractor or Subcontractor of the other party, or (ii) any Contractor or Subcontractor of either party shall commit a material breach of the provisions of Sections 8 and/or 9 of this Agreement, such party shall promptly remove such Contractor or Subcontractor from performing the obligation of such party under this Agreement.

     3.16     Services Not to be Withheld.     Notwithstanding any other provision in this Agreement to the contrary, Fidelity shall not voluntarily refuse in violation or breach of the terms of this Agreement to provide to the Riggs Group: (i) the Fidelity ASP Services to be provided by Fidelity using IMPACS, Savings Time and/or Customer Information File software applications; and/or (ii) a substantial portion of the Fidelity ASP Services to be provided by Fidelity through any of its data centers; and/or (iii) the Fidelity On-Site Software Services, if such refusal may be reasonably expected to have a material adverse effect on the operation of the Riggs Business. This Section 3.16, however, does not affect or diminish Fidelity’s right to terminate all or a portion of the Services pursuant to any other provision of this Agreement.

ARTICLE 4          CHARGES AND PAYMENTS

     4.01     Charges.     Riggs shall pay to Fidelity the Charges as set forth in Exhibit 2. Riggs may, subject to any minimum monthly charges set forth in Exhibit 2, increase or reduce or delete portions of the Services, and the quantity of the Services purchased by Riggs as described in Exhibit 2. There shall be no fees, expenses, royalties or other charges, however described or denominated, for the Services other than the Charges set forth in this Agreement (including Exhibit 2).

     4.02     Payment Terms.     Riggs shall pay the Charges as set forth in Exhibit 2.

     4.03     Performance Credits and Earnbacks.     Performance Credits and Earnbacks shall be paid or credited by the parties as set forth in Exhibit 2.

     4.04     Credits.     With respect to any amounts to be paid or reimbursed by Fidelity to Riggs pursuant to this Agreement, including, without limitation, Performance Credits, Fidelity may, at its option, pay that amount to Riggs by giving Riggs a credit against Charges otherwise payable to Fidelity; provided, however, if such credit is not set-off in full against currently due and payable Charges within ninety (90) days of the accrual of such amount, Fidelity shall promptly pay such amount to Riggs.

     4.05     Additional Services

     a.     Integration of Charges.     The charges for Additional Services will be integrated into the Exhibit 2 in accordance with the Change Control Procedure.

     b.     Resolution of Additional Services Determination.     If the parties, both acting in good faith, cannot agree whether a function, responsibility, activity, task or project falls within the scope of the Services, Fidelity shall nevertheless perform the disputed function, responsibility, activity, task or project if requested by Riggs. The determination of whether any function, responsibility, activity, task or project is an Additional Service to be paid by Riggs will be determined pursuant to the Dispute Resolution Process. Notwithstanding anything to the contrary herein, Riggs shall pay fifty percent (50%) of any Charges for the disputed function, responsibility, activity, task or project under this Section 4.05 to Fidelity and fifty percent (50%) of any Charges shall be held by Riggs pending a resolution of the dispute in accordance with the Dispute Resolution Process. All amounts payable directly by either party to the other party upon resolution of the dispute with respect to which amounts are payable shall be paid promptly upon resolution of the disputed amounts together with interest at the rate of the then current prime rate prevalent among New York City Commercial banks plus two percent (2%) per annum from the date that the fifty percent (50%) payment was made to Fidelity by Riggs, but in no event shall the rate of interest exceed the highest rate permitted by applicable law.

     4.06     Disputed Amounts

     a.     Payment of Disputed Amounts.     In the event that Riggs or Fidelity disputes the accuracy or applicability of a charge or credit or other financial arrangement described in this Agreement, the disputing party shall notify the other party of such dispute as soon as practicable after the discrepancy has been discovered. The parties will investigate and resolve the dispute using the Dispute Resolution Process. Any undisputed amounts contained in or applicable to an invoice or otherwise payable or creditable will be paid and any undisputed credit amounts will be promptly credited by Riggs or Fidelity as applicable. Unpaid and uncredited monies that are in dispute will not be considered a basis for monetary default under or breach of this Agreement.

     b.     Escrow of Disputed Amounts.     Upon the request of either party, Riggs in the case of a disputed Charge, or Fidelity in the case of a disputed credit or other amount payable to Riggs, shall place the disputed amount in an escrow account with a third party escrow agent established for the benefit of the parties until such dispute is resolved. Upon resolution of the dispute, the parties shall be paid any interest having accrued on the undisputed amounts held in the escrow account in connection with such dispute in proportion to the amount received by each party with respect to such dispute, and the parties shall each pay a portion of the escrow fees attributable to the disputed amount in an inverse proportion to the percentage of the disputed amount paid to each party.

     4.07     Taxes

     a.     Inclusive Taxes.     The Charges are inclusive of any sales, use, gross receipts or value added, withholding, ad valorem or other taxes based on or measured by Fidelity’s cost in acquiring equipment, materials, supplies or services used by Fidelity in providing the Services, plus all interest, penalties and other amounts levied thereon by a governmental agency for late payment or otherwise. Further, each party shall bear sole responsibility for any real or personal property taxes on any property it owns or leases, for franchise or similar taxes on its business, for employment taxes on its employees, for intangible taxes on property it owns or licenses, and for taxes on its net income.

     b.     Taxes on the Services.     Notwithstanding Section 4.07(a), if a sales, use, privilege, value added, excise, services and/or similar tax is assessed solely and directly with respect to Fidelity’s Charges to Riggs for the provision of the Services by Fidelity to the Riggs Group under this Agreement, Riggs shall be responsible for and pay the amount of any such tax to Fidelity, or as the law otherwise requires, in addition to the Charges. Further, if any interest, penalties or other amounts are levied for a governmental agency with respect to any such tax payable by Riggs and such levy was not due to a failure by Fidelity to timely and/or properly act, Riggs shall be responsible for and pay the amount of such interest, penalties or other amounts. Fidelity shall set forth in invoices provided to Riggs those Services that are subject to tax.

     c.     Cooperation.     The parties shall cooperate reasonably with each other to determine accurately each party’s tax liability and to minimize such liability to the extent legally permissible. To substantiate any claimed exemptions, Riggs shall supply to Fidelity the appropriate exemption or resale certificates.

     4.08     Tariffs, Duties and Import/Export Compliance and Fees.     Fidelity shall be responsible for all tariffs, duties and import/export compliance and fees with respect to the Services and the components and modules of the Services, including timely and properly making all filings and applications, obtaining all licenses and paying all fees and charges.

ARTICLE 5          AUDITS

     5.01     Audit of Charges.     Upon not less than thirty (30) days prior written notice, Fidelity shall provide to Riggs access to Fidelity’s records and supporting documentation necessary to verify the accuracy of Fidelity’s invoiced Charges and credits to Riggs against the chargeable units and charging and crediting formulas specifically set forth in Exhibit 2 (excluding any access by Riggs to Fidelity’s cost or allocation of cost of goods, services and labor, profit and loss and all similar financial data, books and records). Riggs shall bear the costs of any such audit. In the event the audit results in a determination that Fidelity has undercharged Riggs, then the amount of such undercharge shall be treated, for invoicing and payment purposes, as an adjustment in arrears for the month in which the undercharge is discovered or in the month in which the final resolution occurs, but no interest or other fee shall be due or payable by Riggs with respect to such delayed payment. In the event the audit results in a determination that Fidelity has overcharged Riggs or that Fidelity failed to timely or properly provide a credit or reimbursement to Riggs, then the amount of such overcharge and/or credit and/or reimbursement (plus interest thereon from the date of such overcharge or failure to timely or properly provide a credit or reimbursement to Riggs through the date of repayment or credit by Fidelity at the rate specified in Section 4.05(b)) shall be treated, for invoicing and payment purposes, as a credit in arrears for the month in which the overcharge or failure to credit or reimburse is discovered or in the month in which the final resolution occurs, whichever later occurs. If the amount of the overcharge and/or credit and/or reimbursement is equal to or exceeds ten percent (10%) of the total amount of the Charges for the calendar year to which the audit relates, Fidelity shall reimburse Riggs for the reasonable out-of-pocket costs of the audit.

     5.02    Audit by Regulators.    Upon not less than thirty (30) days prior written notice and during regular business hours, or upon such notice and at such times as may be required by applicable law, rule or regulation, Fidelity shall, upon consent by Riggs, provide to Riggs’s regulators and their designees (including a Federal agency Inspector General or other Government representative or any outside auditor working on behalf of the Federal Government) access to the records, information and documentation relating to the Riggs Group and maintained by Fidelity and/or its Affiliates in the normal course of providing the Services. Analyses, documentation and other information not maintained by Fidelity in the normal course of providing Services will be prepared by Fidelity for use in the audit or examination process as an Additional Service. In no event shall the records, information, documentation, analyses or any other information prepared or provided by Fidelity pursuant to this Section include any confidential information of any other customer of Fidelity or of a Fidelity Affiliate, except any such information of such an Affiliate relating to the Services. The authority granted by this Section 5.02 shall not expire until three (3) years after the expiration or earlier termination of the Services.

     5.03    Riggs Internal/External Audit.    Upon not less than thirty (30) days prior written notice, not more frequently than once annually, during regular business hours and within timeframes that are mutually convenient for the parties (but in any event within forty-five (45) days after the written notice), Fidelity shall provide to Riggs’s internal and/or external auditors access to the records, information and documentation of internal controls of Fidelity and its Affiliates relating to the Riggs Group and maintained by Fidelity in the normal course of providing the Services and access to all personnel providing the Services. Riggs’s internal and/or external auditors shall use reasonable judgment in requesting such records, information and documentation and shall not unduly disrupt the operation of Fidelity’s business. Fidelity shall promptly cooperate reasonably and in good faith with Riggs’s internal and external auditors audit and/or review of Fidelity’s compliance with this Agreement. Analyses, documentation and other information not maintained by Fidelity, or maintained by Fidelity but in a different format than requested by Riggs, in the normal course of providing Services will be prepared by Fidelity for use in the audit as an Additional Service. Fidelity may require any third party to which Fidelity is directed by Riggs to make confidential records and information available to enter into a Confidentiality Agreement as required by Section 9. In no event shall the records, information, documentation, analyses or any other information prepared or provided by Fidelity pursuant to this Section include any confidential information of any other customer of Fidelity, or of a Fidelity Affiliate, except any such information of such an Affiliate relating to the Services.

     5.04    Fidelity Internal Audit.    If, as a result of an internal audit conducted by Fidelity, at its own expense, Fidelity determines that it has undercharged Riggs, then (i) Fidelity shall provide to Riggs a written summary of the aspects of the audit pertaining to Riggs and copies of the supporting documentation at least thirty (30) days prior to any charge of such amounts to Riggs, and (ii) the amount of such undercharge shall be treated, for invoicing and payment purposes, as an adjustment in arrears for the month in which the undercharge is discovered or the month in which the final resolution occurs but no interest or other fee shall be due or payable by Riggs with respect to such delayed payment. In the event the audit results in a determination that Fidelity has overcharged Riggs or failed to timely or properly provide a credit or reimbursement to Riggs, then the amount of such overcharge (plus interest thereon from the date of such overcharge or failure to timely or properly provide a credit or reimbursement to Riggs through the date of repayment or credit by Fidelity at the rate specified in 4.05(b)) shall be treated, for invoicing and payment purposes, as a credit in arrears for the month in which the overcharge is discovered or in the month in which the final resolution occurs, whichever later occurs.

     5.05    Fidelity Audit of Riggs.    Upon not less than thirty (30) days prior written notice, Riggs shall provide to Fidelity access to Riggs’s records and supporting documentation necessary to verify the credits and/or reimbursements given to Riggs by Fidelity. Fidelity shall bear the costs for any such audit. In the event the audit results in a determination that such credits or reimbursements were incorrect, then such incorrect amount shall be corrected appropriately in arrears for the month in which such incorrect amount is discovered or in the month in which the final resolution occurs, but no interest or other fee shall be due or payable by Riggs with respect to such delayed payment.

     5.06    Riggs Security Audit of Fidelity Facilities/Confidentiality.    Upon not less than thirty (30) days prior written notice, not more frequently than once annually, and within timeframes that are mutually convenient for the parties (but in any event within forty-five (45) days after the written notice), Fidelity shall provide, and/or use to be provided, to Riggs access during regular hours, to Fidelity’s facilities, and/or any other facilities where any of the Services are performed or provided by Fidelity and/or its Affiliates, Contractors and Subcontractors, so that Riggs can verify Fidelity’s compliance with the confidentiality and physical and data security obligations of Fidelity set forth in this Agreement. In the event the audit results in a determination that Fidelity is not in compliance with such obligations, the parties will meet and agree upon the reasonable steps and timeline Fidelity must take and satisfy to bring it into compliance and Fidelity shall promptly take such steps. Notwithstanding the foregoing, the failure of Fidelity to be in compliance with the confidentiality and physical and data security obligations of this Agreement shall constitute a breach of this Agreement by Fidelity and shall be actionable in Riggs’s sole discretion. For each audit after the first such audit in a calendar year during the term of this Agreement, Riggs shall reimburse Fidelity, on a time and materials basis, for the resources to provide such access pursuant to the terms and conditions of this Agreement. Any audit pursuant to this Section that reveals a material non-compliance with this Agreement shall be deemed not to have occurred for purposes of the preceding sentence of this Section or the frequency limitation in the first sentence of this Section. Moreover, the scope of any Audit performed with respect to a material non-compliance with this Agreement shall be limited in scope to the area of non-compliance. In no event shall the access provided by Fidelity pursuant to this Section include any confidential information of any other customer of Fidelity or of a Fidelity Affiliate, except any such information of such an Affiliate relating to the Services.

     5.07     Cost of Certain Audits.    With respect to the audits described in Sections 5.01, 5.02, 5.03 and 5.06, if Fidelity is required to use more than one hundred (100) person hours during any annual period to assist Riggs in the execution of all such audits performed in such annual period, Riggs shall pay Fidelity for providing such assistance for all hours in excess of such one hundred (100) person hour threshold as Additional Services. With respect to the audit described in Section 5.05, if Riggs is required to use more than one hundred (100) person hours during any annual period to assist Fidelity in the execution of such audit performed in such annual period, Fidelity shall pay Riggs for providing such assistance for all hours in excess of such one hundred (100) person hour threshold.

     5.08     Certain Prohibited Financial Information.    The rights granted to Riggs and Fidelity in this Article 5 shall not include the right to audit or review the internal profit, loss and expense allocations of the parties.

ARTICLE 6     MANAGEMENT AND HUMAN RESOURCES

     6.01     Fidelity Account Executive.    Fidelity shall designate, prior to the Initial Commencement Date or such other date as agreed by the parties, a Fidelity Account Executive for the Fidelity engagement under this Agreement. The signature of the Fidelity Account Executive, and his/her designee(s), shall bind Fidelity and its Contractors and Subcontractors in connection with all aspects of this Agreement. All of Riggs’ communications shall be sent to the Fidelity Account Executive or his/her designee(s).

     a.     Selection.    Before assigning an individual to the position of Account Executive, whether the person is initially assigned or subsequently assigned, Fidelity shall:

(i) notify Riggs of the proposed assignment for Riggs’s approval, which approval shall not be unreasonably withheld, delayed or conditioned;

(ii) introduce the individual to appropriate Riggs representatives; and

(iii) consistent with law and Fidelity’s reasonable personnel practices, provide Riggs with any other information about the individual that is seasonably requested.

     b.     Term.    Fidelity shall cause the person assigned to the position of Account Executive to devote all time and effort that is reasonably necessary to the provision of the Services under this Agreement. Fidelity shall use commercially reasonable efforts to maintain the initial Fidelity Account Executive at Riggs for the minimum term of the first twelve (12) months of the Production Phase, and each of the subsequent Fidelity Account Executives for a minimum term of twelve (12) months, unless such Account Executive (i) voluntarily resigns from Fidelity, (ii) is dismissed by Fidelity for (a) misconduct or (b) unsatisfactory performance in respect of his or her duties and responsibilities to Riggs or Fidelity, (iii) is unable to work due to his or her death, injury or disability, (iv) is reassigned because of career requirements related to promotion or personal hardship requiring relocation, but excluding lateral transfers within Fidelity unless accompanying personal hardship, or (v) is removed from the Riggs assignment at the request of Riggs. Whenever possible, Fidelity shall give Riggs at least ninety (90) days advance notice of a change of the Account Executive or if such ninety (90) days notice is not possible, the longest notice otherwise possible; provided, however, with respect to notice of a change based on item (iv) above, the notice period shall be determined by the Services Oversight Committee based on a notice that is reasonable under the then-current facts and circumstances related to the status of the Services and the engagement of Fidelity by Riggs.

     The Fidelity Account Executive shall be assigned full-time on-site at the Riggs location(s) designated by Riggs from time to time. Riggs may terminate the requirement that the Fidelity Account Executive be on-site full-time at Riggs upon one hundred eighty (180) days prior written notice to Fidelity; provided, however, no such termination shall be effective sooner than twelve (12) months after the Commencement Date. The Charges to Riggs for the on-site Account Executive shall be removed from the Charges upon any such termination.

     c.     Removal.    In the event that Riggs in good faith determines that it is not in the best interests of the Riggs Group for the Fidelity Account Executive to continue in his or her capacity, then Riggs shall give Fidelity written notice specifying the reasons for its position and requesting that the Account Executive be replaced. Fidelity shall promptly investigate the matters stated in such notice and report its findings and conclusions to Riggs. If Riggs maintains its position that the Account Executive he replaced and such action is not unlawful, Fidelity shall replace the Account Executive in accordance with Section 6.01(a), but Riggs shall pay to Fidelity the reasonable transition fees and the reasonable relocation costs associated with an Account Executive replaced pursuant to this Section 6.01(c) in accordance with the provisions of Exhibit 2.

     6.02     Riggs Account Executive.    Riggs shall designate, prior to the Initial Commencement Date or such other date as agreed by the parties, a Riggs Account Executive for the Fidelity engagement under this Agreement. The signature of the Riggs Account Executive and his/her designee(s) shall bind Riggs and its Contractors in connection with all aspects of this Agreement. All of Fidelity’s communications shall be sent to the Riggs Account Executive or his/her designee(s).

     a.     Selection.    Before assigning an individual to the position of Account Executive, whether the person is initially assigned or subsequently assigned, Riggs shall:

(i) notify Fidelity of the proposed assignment;

(ii) introduce the individual to appropriate Fidelity representatives; and

(iii) consistent with law and Riggs’s reasonable personnel practices, provide Fidelity with any other information about the individual that is reasonably requested.

     b.     Term.    Riggs shall cause the person assigned to the position of Account Executive to devote substantial time and effort to the management of Riggs’s responsibilities under this Agreement. Whenever possible, Riggs shall give Fidelity at least ninety (90) days advance notice of a change of the Account Executive or if such ninety (90) days notice is not possible, the longest notice otherwise possible.

     c.     Removal.    In the event that Fidelity reasonably and in good faith determines that it is not in the best interests of Fidelity and the Riggs Group for the Riggs Account Executive to continue in his or her capacity, then Fidelity shall give Riggs written notice specifying the reasons for its position and requesting that the Account Executive be replaced. Riggs shall promptly investigate the matters stated in such notice and, if Riggs determines that Fidelity’s concerns are reasonable as judged by Riggs in its sole discretion and such action is not unlawful, Riggs shall replace the Account Executive in accordance with Section 6.02(a).

     6.03     Services Oversight Committee.    Prior to the Initial Commencement Date, Riggs shall appoint up to four (4) members of Riggs’s management staff, including the Riggs Account Executive, and Fidelity shall appoint up to four (4) members of Fidelity’s management staff, including the Fidelity Account Executive, to serve on the Services Oversight Committee. One of the Riggs members shall act as the chairman of the Services Oversight Committee. The Services Oversight Committee will meet at least once during each calendar quarter by telephone conference call at a time designated by Riggs, or in person, at a time and a location mutually agreed by the parties. The charter of the Services Oversight Committee is to monitor the parties’ performance under this Agreement; request, review and approve plans for the Services to be performed and used in the future; and resolve Disputes that may arise under this Agreement. Each party shall provide prompt notice to the other of any changes to their personnel appointed to the Services Oversight Committee.

ARTICLE 7     TRADEMARKS AND MARKETING

     Fidelity shall have no rights to use Riggs’s or its Affiliates’ trademarks, service marks or trade names for any purpose without the prior approval of Riggs. Riggs shall have no rights to use Fidelity’s or its Affiliates’ trademarks, service marks or trade names for any purpose without the prior approval of Fidelity.

ARTICLE 8     INTELLECTUAL PROPERTY RIGHTS

     8.01     Ownership of Materials.    Fidelity, the members of the Riggs Group and their respective Affiliates, Contractors and Subcontractors have now and may in the future Develop certain Code and documentation in order to perform, provide and use the Services. The provisions of this Section 8 sets forth the respective rights of the parties, their Affiliates and their respective Contractors and Subcontractors in such Code and documentation.

     a.     Riggs Code, Riggs Derivative Code, Riggs Works and all Derivative Works Developed from the Riggs Materials shall be owned by Riggs, its Affiliates, and/or their respective Contractors and Subcontractors (excluding Fidelity), as applicable Subject to the terms of this Agreement and while Fidelity is obligated to provide the Services, Fidelity is hereby granted an irrevocable, nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and operate internally such Riggs Materials as provided by Riggs to Fidelity to provide and perform the Services, and the right to sublicense Fidelity’s Contractors and Subcontractors subject to compliance with Section 9 of this Agreement, to do any of the foregoing for Fidelity for the sole purpose of providing and performing the Services for the Riggs Group. All patentable inventions embodied in the Riggs Code, Riggs Derivative Code and all Derivative Works Developed from those Riggs Materials, and all patents issued with respect thereto, shall as between Fidelity, its Affiliates and/or their respective Contractors and Subcontractors and Riggs, its Affiliates and/or their respective Contractors and Subcontractors be owned by Riggs, its Affiliates and/or their respective Contractors or Subcontractors.

     Except as expressly provided in this Agreement, Fidelity shall not, and shall cause its Contractors and Subcontractors to refrain from, reverse engineering and/or dissembling the object code for the Riggs Materials to obtain source code for the Riggs Materials.

     b.     Fidelity Code, Fidelity Derivative Code, Fidelity Works, Fidelity Interfaces, Fidelity API’s and all Derivative Works Developed from Fidelity Materials shall be owned by Fidelity, its Affiliates and/or their respective Contractors and Subcontractors, as applicable. Subject to the terms of this Agreement and while Fidelity is obligated to provide the Services, the members of the Riggs Group are hereby granted an irrevocable, nonexclusive, worldwide, paid-up license for the sole purpose of the Riggs Business and as otherwise provided in this Agreement (i) to use, execute, operate, reproduce, display, perform, configure and personalize the Fidelity Works and the object Code versions of the Fidelity Code including Fidelity Interfaces and the Fidelity Derivative Code in connection with the use of the Services, and (ii) use and reproduce the Fidelity API’s to Develop internally extensions/interfaces between and among the Fidelity Software and other software in connection with the use of the Services, and the right to sublicense their Contractors and Subcontractors subject to compliance with Section 9 of this Agreement, to do any of the foregoing solely for the Riggs Group and as otherwise provided in this Agreement in connection with the use of the Services. Further, while Fidelity is obligated to provide the Services, the members of the Riggs Group are hereby granted an irrevocable, non-exclusive license, worldwide, paid-up license for the sole purpose of the Riggs Business and as otherwise provided in this Agreement to Develop Derivative Works based on the Fidelity Works, to distribute the Fidelity Works and Derivative Works based on the Fidelity Works within the Riggs Group and as otherwise provided in this Agreement in connection with the use of the Services, and the right to sublicense their Contractors and Subcontractors subject to compliance with Section 9 of this Agreement, to do any of the foregoing for the Riggs Group and as otherwise provided in this Agreement. The foregoing notwithstanding, the Riggs Group shall not have the right to sublicense any of the above right with respect to Fidelity Competitor Sensitive Information to any Contractor or Subcontractor who is a Fidelity Competitor, but shall have only the right to provide such Fidelity Competitor with access to, and use of, Fidelity Competitor Sensitive Information for the limited purpose of providing services to the Riggs Group related to the Riggs Business, provided that the Fidelity Competitor, Riggs, and Fidelity have executed a Fidelity Non-Disclosure Agreement in accordance with Section 9.02(b). All patentable inventions embodied in the Fidelity Code, Fidelity Derivative Code, Fidelity Interfaces and all Derivative Works Developed from those Fidelity Materials, and all patents issued with respect thereto, shall as between Riggs, its Affiliates, and/or their respective Contractors and Subcontractors and Fidelity, its Affiliates and/or their respective Contractors and Subcontractors be owned by Fidelity, its Affiliates and/or their respective Contractors and Subcontractors.

     Except as expressly provided in this Agreement or as otherwise agreed by the parties from time to time, Riggs, the other members of the Riggs Group and/or their respective Contractors and Subcontractors shall not be provided with any source Code for the Fidelity Software. Except as expressly permitted in this Agreement, Riggs will not, and will cause the other members of the Riggs Group and its and their respective Contractors and Subcontractors to refrain from, reverse engineering and/or dissembling the object code for the Fidelity Software to obtain the source code for the Fidelity Software.

     Any interface Code Developed by members of the Riggs Group and/or their respective Contractors or Subcontractors pursuant to the Fidelity API’s shall only be used with respect to the use of the Services by the Riggs Group and as otherwise provided in this Agreement.

     c.     Subject to each party fulfilling its obligations to obtain Required Consents as set forth in Section 10.03 of this Agreement, any ownership or license rights herein granted to either party or another member of the Riggs Group or any other Authorized Users are limited by and subject to any patents and copyrights held by, and terms of any license or other agreements with, applicable Third Party Providers (including terms related to Trade Secrets).

     d.     To the extent that by operation of law any of the Fidelity Materials may not be owned by Fidelity or Riggs Materials may not be owned by Riggs or by a third party to which ownership has been allocated under this Section 8, each party agrees to promptly assign, or cause to be assigned, and take such actions and execute and deliver such documents as shall be necessary or appropriate to effect such assignment without further consideration. Each party hereby assigns, without further consideration, the ownership of all right, title and interest in all U.S. and foreign copyrights, mask work rights and patents in the Materials to the other party or the third party in accordance with the ownership allocation provisions set forth in this Section 8. Such assignee shall have the right to obtain and hold in its own name or transfer patents and copyrights, applications, registrations, renewals and all other rights relating or pertinent thereto.

     8.02     Obligations Regarding Materials

     a.     The parties agree to reproduce copyright, patent and other legends which appear on any portion of the Riggs Materials and Fidelity Materials which may be owned by the parties and any and all third parties.

     b.     Except as set forth in Section 9, this Agreement shall not preclude either party from Developing materials or providing services which are competitive to the Riggs Materials, Fidelity Materials or the Services which might be delivered pursuant to this Agreement, except to the extent any of the same may infringe any of the other party’s patent rights, copyrights or Trade Secrets disclosed to receiving party under this Agreement or mask work rights.

     Neither this Agreement nor any disclosure made hereunder grants any license to either party under any patents rights, copyrights, mask work rights or Trade Secrets of the other party, except for the licenses expressly granted under this Agreement.

     8.03     Riggs Solution License.    Notwithstanding any other provision of this Agreement except Sections 9.02(a), (b), the first sentence of(c), and (d), Section 9.03, Section 9.04 and Section 9.05, Riggs and its Affiliates are hereby granted by Fidelity an irrevocably non-exclusive, worldwide, perpetual, paid-up license for the sole purpose of the Riggs Business, to use, reproduce, distribute, configure, personalize, modify and Develop Derivative Works from, the Riggs

Solution to the extent that any part, portion or aspect of the Riggs Solution is owned by Fidelity, its Affiliates and/or their respective Contractors or Subcontractors, and the right to sublicense their Contractors and Subcontractors subject to compliance with Section 9 of this Agreement, to do any of the foregoing. To the extent that any Work Developed under this Section 8.03 constitutes a Derivative Work of any Fidelity Materials, or an enhancement or modification of any Trade Secret owned by or licensed by Fidelity, its Affiliates and/or their respective Contractors and Subcontractors, as between Riggs, its Affiliates and/or their respective Contractors and Subcontractors and Fidelity, its Affiliates and/or their respective Contractors or Subcontractors, such Derivative Work shall be owned by Fidelity, its Affiliates and/or their respective Contractors and Subcontractors.

     8.04     Order of Precedence between this Amendment and Exhibit 5.    Notwithstanding anything in this Agreement to the contrary (including Section 17.07), in the event of any conflict between Exhibit 5 and the remainder of this Agreement, Exhibit 5 shall control.

ARTICLE 9     CONFIDENTIALITY

     9.01     Company Information.    Fidelity and Riggs each acknowledge that the other party may possess and may continue to possess information, which has commercial value in such other party’s business and is not in the public domain. Such information may have been discovered or Developed by such other party or provided to it by a third party, and such other party may hold property rights in such information by assignment, license or otherwise.

     9.02     Obligations

     a.     Riggs and Fidelity shall each refrain from unauthorized use, storage and disclosure, will hold as confidential and shall use the same level of care to prevent unauthorized use, storage, disclosure to and use by third parties of, the Company Information of the other party as it employs to avoid unauthorized storage, disclosure, publication, dissemination or use of its own information of a similar nature, but in no event less than a reasonable standard of care. The concept of a “reasonable standard of care” shall include compliance by the party receiving Company Information of the other party with all laws applicable to the storage, disclosure and use of such Company Information in the receiving party’s possession, as well as all laws applicable to the storage, disclosure and use of such Company Information in the disclosing party’s possession. Without limitation of the foregoing, the parties agree to use commercially reasonable security measures with respect to their obligations to safeguard Company Information under this Agreement. Notwithstanding the foregoing, the parties may disclose Company Information in the case of Riggs to other members of the Riggs Group, and in the case of both parties and the other members of the Riggs Group to their respective Contractors and Subcontractors involved in performing, providing and using the Services for the Riggs Group under this Agreement where: (i) such disclosure is reasonably necessary, and is only made with respect to such portion of the Company Information that is reasonably necessary, to permit the members of the Riggs Group and such Contractors and Subcontractors to perform their duties hereunder or for the Riggs Group to use the Services and/or the Riggs Solution; (ii) such other members of the Riggs Group and such Contractors and Subcontractors agree in writing to observe the confidentiality and restricted storage, use and disclosure covenants and standards of care set forth in Sections 8 and 9 of this Agreement and that Fidelity and Riggs are each third party beneficiaries thereunder for all purposes; and (iii) Fidelity in the case of Riggs Company Information received by Fidelity and disclosed by it as permitted herein, and Riggs in the case of Fidelity Company Information received by Riggs and disclosed by it as permitted herein, assumes full responsibility for the acts and omissions of the persons and entities to which each makes disclosures of the Company Information of the other party no less than if the acts and omissions were those of Fidelity and Riggs respectively.

     b.     Notwithstanding anything to the contrary in this Agreement, Riggs shall not disclose any of the Fidelity Competitor Sensitive Information to an Fidelity Competitor without first obtaining an Fidelity Non-Disclosure Agreement executed by Fidelity, the Fidelity Competitor and Riggs. Fidelity shall not unreasonably withhold its consent to its execution and delivery of an Fidelity Non-Disclosure Agreement with respect to an Fidelity Competitor. Any disclosure under this Section 9.02(b) shall be limited to only that portion of the Fidelity Competitor Sensitive Information that is reasonably necessary for such Fidelity Competitor to provide services to the Riggs Group.

     c.     Neither Riggs nor Fidelity shall use the Company Information of the other party except in the case of Fidelity and its Contractors and Subcontractors, (i) in connection with the performance of the Services and/or (ii) as otherwise specifically permitted in this Agreement, and in the case of Riggs, its Contractors and Subcontractors and other members of the Riggs Group, (A) in connection with the performance of this Agreement, (B) as specifically permitted in this Agreement and/or (C) in connection with the use of the Services for the Riggs Group. Fidelity shall be responsible to ensure that its Contractors and Subcontractors comply with this Section 9.02(c) and Riggs shall be responsible to ensure that the other members of the Riggs Group and its and their Contractors and Subcontractors comply with this Section 9.02(c).

     d.     (i)     Without limiting the generality of the foregoing, neither party will publicly disclose the substantive or material commercial terms of this Agreement or the substantive positions of the parties in the negotiation of this Agreement, except to the extent permitted by this Section 9 and/or to enforce the terms of this Agreement, without the prior written consent of the other party. Furthermore, except as set forth in this Agreement, neither Fidelity nor Riggs will acquire any right in or assert any lien against the other party’s Company Information, and/or refuse to promptly return, provide a copy in the format requested of, or destroy such Company Information upon the request of the disclosing party.

          (ii)     Riggs has caused or will cause, each of its Contractors and Subcontractors who have had access to this Agreement and the substance of the negotiations between the parties of this Agreement, (A) to enter into an agreement with Riggs or Riggs and Fidelity, as required by this Agreement, which satisfies the requirements of this Section 9, or (B) to (1) return all drafts of this Agreement, and all notes, correspondence and similar documentation describing the substantive or material terms, and/or substantive positions of the parties in the negotiation, of this Agreement in such Contractor’s or Subcontractor’s possession or control to Riggs; (2) delete all such materials and information in electronic files and text in the possession or control of such Contractor or Subcontractor; and (3) deliver a certificate of completion of items (B)(1) and (B)(2) to Riggs signed by an officer or other principal of such Contractor or Subcontractor.

     e.     Notwithstanding any other provision of this Agreement, neither party nor the persons and entities to which a party makes authorized disclosures of the Company Information of the other party shall be restricted in disclosing and using general knowledge, know-how and experience, including processes, methods, techniques and concepts developed, conceived or acquired by either party, its Affiliates or their respective Contractors and Subcontractors in the course of the performance of this Agreement and the performance and use of the Services, which are retained in the minds of employees who have had access to the other party’s Company Information (without reference to any physical or electronic embodiment of such information), unless such disclosure and/or use (i) shall infringe any of the patent rights, copyrights, mask works rights or Trade Secrets which are a part of the other party’s Company Information, (ii) shall constitute a violation by Fidelity, a member of the Riggs Group, and/or their respective Contractors or Subcontractors or such employee of any applicable law, or (iii) shall comprise any design or structural aspects, or source or object code, of any computer software which is a part of such other party’s Company Information or (iv) shall constitute Fidelity Competitor Sensitive Information.

     9.03     Exclusions.    Notwithstanding the foregoing, this Section 9 shall not apply to any information which Fidelity or Riggs can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving party; (c) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure to it; (d) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing party, did disclose such information to it; (e) independently developed by the receiving party without reference to or use of the Company Information of the disclosing party; (f) a graphical user interface or other screen display that appears on monitors and provides user/operator interfaces to the Services; or (g) user/operator instructions for the use of the Services, excluding design and structural aspects, and source or object code, of any computer software (provided, however, Riggs shall not distribute copies of such user/operator instructions to persons and/or entities without a need to have access to such instructions in connection with the use or operation of the Services or Riggs Business). Further, either party may disclose the other party’s Company Information to the extent required by law or order of a court or governmental agency or National Stock Exchange Rule. However, in the event of disclosure pursuant to an order of court or governmental agency, the recipient of such Company Information shall give the disclosing party prompt notice to permit the disclosing party an opportunity, if available, to obtain a protective order or otherwise protect the confidentiality of such information, all at the disclosing party’s cost and expense. The receipt of Company Information under this Agreement will not limit or restrict assignment or reassignment of employees of Fidelity and the Riggs Group within or between the respective parties and their Affiliates.

     9.04     Loss of Company Information.    The receiving party shall promptly notify the disclosing party, in writing, in the event of any storage, disclosure, loss or use in violation of this Agreement of a disclosing party’s Company Information known to the receiving party.

     9.05     Limitation.    The covenants of confidentiality set forth herein (a) will apply after the Effective Date to any Company Information disclosed to the receiving party before and after the Effective Date and (b) will continue and must be maintained from the Effective Date through the termination of the

Services and (i) with respect to Trade Secrets, until such trade Secrets no longer qualify as trade secrets under applicable law; and (ii) with respect to Confidential Information for a period equal to the longer of five (5) years after termination of the parties’ relationship under this Agreement, or as long as required by applicable law. Neither party will be responsible for the security of the Company Information of the other party during transmission via public communications facilities, except to the extent that such breach of security is caused by the failure of such party to perform its obligations under this Agreement, or acts or omissions in breach of this Agreement, in the case of Fidelity, by Fidelity or its employees, Contractors and Subcontractors, and in the case of Riggs, by members of the Riggs Group or their respective Contractors or Subcontractors.

ARTICLE 10     COVENANTS

     10.01     Non-Solicitation.    Except as otherwise expressly provided in this Agreement (including Exhibit 5), or with Fidelity’s written consent, during the term of this Agreement and for one (1) year after the later to occur of the cessation of Termination Services or the date of termination or expiration of this Agreement, Riggs shall not directly or indirectly, solicit or hire any of Fidelity’s or its Affiliates’ employees that become known to such party as a result of Services provided under this Agreement. Except with Riggs’s written consent, during the term of this Agreement and for one (1) year after the later to occur of the cessation of the Termination Services or the date of termination or expiration of this Agreement, Fidelity shall not, directly or indirectly, solicit or hire any of the Riggs Group’s or their Affiliates’ employees. Notwithstanding the foregoing, either party may at any time hire any such employee who responds to an employment solicitation directed to the public generally or to an employment solicitation by a retained third party so long as the third party is not directed by a party to this Agreement, or one of their Affiliates, to make such solicitation to the employees of the other party or its Affiliates.

     10.02     Cooperation.    The parties shall timely, diligently and on a commercially reasonable basis cooperate, facilitate the performance of their respective duties and obligations under this Agreement and reach agreement with respect to matters left for future review, consideration and/or negotiation and agreement by the parties, as specifically set forth in this Agreement. Neither party shall unreasonably withhold or delay any consent, approval or request by the other party required under this Agreement. Further, the parties shall deal and negotiate with each other and their respective Affiliates in good faith in the execution and implementation of their duties and obligations under this Agreement.

     10.03     Required Consents.    Fidelity shall have responsibility for obtaining, and paying for all fees and charges for, and expenses incurred in connection with obtaining, all Required Consents for the use by the members of the Riggs Group of the Services, and all components and modules of the Services, except the Third Party Agreements and the Riggs Software. However, Fidelity shall not be responsible for paying the fees and expenses incurred by Fidelity to obtain any Required Consents in connection with the acquisition and divestiture transactions described in Section 3.06.

     Riggs shall have responsibility for obtaining, and paying all fees and charges for, and expenses incurred in connection with obtaining, all Required Consents for the use by Fidelity of the Riggs Software and the interface and interaction by Fidelity with the Third Party Providers pursuant to the Third Party

Agreements. Moreover, Riggs shall have responsibility for paying the fees and expenses allocable to certain other Required Consents in accordance with Section 3.06.

     At the request of either party, the other party will as promptly as reasonably possible provide a list setting forth all Required Consents and a status of each Required Consent until all Required Consents are obtained.

ARTICLE 11     REPRESENTATIONS AND WARRANTIES

     11.01     By Riggs.    Riggs represents and warrants to Fidelity as follows:

     a.           Authority.    Riggs (i) is a National Banking Association, and (ii) has full power to own, lease, license and operate its properties and assets and to conduct its business as currently conducted and to enter into this Agreement and to consummate the transactions contemplated hereby.

     b.           Authorized Agreement.    This Agreement has been duly authorized, executed and delivered by Riggs.

     c.           No Default.    Neither the execution and delivery of this Agreement by Riggs, nor the consummation of the transactions contemplated hereby, shall result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, agreement (subject to any applicable consent), order, law, rule or regulation to which Riggs is a party or which is otherwise applicable to Riggs, except for a breach or default under any agreement, order, law, rule or regulation that would not have a more than minor adverse effect upon Riggs’s ability to perform its obligations under this Agreement.

     d.           Sufficient Rights.    Riggs owns or possesses sufficient rights to grant the rights and licenses granted by Riggs under this Agreement.

     e.           No Infringement.    To the knowledge of Riggs, the Riggs Software and business processes provided to Fidelity by Riggs do not infringe, violate or misappropriate any patent, copyright, trademark, trade secret or other proprietary right of any person or entity, and to the knowledge of Riggs, no claims to such effect exist.

     11.02     By Fidelity.    Fidelity represents and warrants to Riggs as follows:

     a.           Authority.    Fidelity (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Arkansas, and (ii) has full power to own, lease, license and operate its properties and assets, to conduct its business as currently conducted and to enter into this Agreement and to consummate the transactions contemplated hereby.

     b.           Authorized Agreement.    This Agreement has been duly authorized, executed and delivered by Fidelity.

     c.           No Default.    Neither the execution and delivery of this Agreement by Fidelity, nor the consummation of the transactions contemplated hereby, shall result in the breach of any term or provision of, or constitute a default under, any charter provision or bylaw, agreement (subject to any applicable consent), order, law, rule or regulation to which Fidelity is a party or that is otherwise applicable to Fidelity.

     d.           Sufficient Rights.    Fidelity owns or possesses sufficient rights to grant all of the rights and licenses granted by Fidelity under this Agreement.

     e.           No Infringement.    To the knowledge of Fidelity, the Fidelity Materials, the Fidelity Products and the business processes used and provided by Fidelity to perform and provide the Services and the Services themselves, do not infringe, violate or misappropriate any patent, copyright, trademark, trade secret or other proprietary right of any third party and to the knowledge of Fidelity, no claims to such effect exist.

     f.           Year 2000 Warranty.    The Services will not be adversely affected in any way by any date data, date setting, date value, date input or other date related data and any combination thereof (including leap year), whether falling on, after or before January 1, 1999, September 9, 1999, December 31, 1999, or January 1, 2000.

     g.           Capability to Provide Services.    Fidelity has, or will engage, the requisite and necessary skills and experience to perform and provide the Services in accordance with this Agreement, and the Information System and the other resources and processes of Fidelity that will be used to perform and provide the Services are sufficient to enable Fidelity to perform and provide the Services in accordance with this Agreement.

     h.           Fidelity lnformation Services, Inc.    Fidelity Information Services, Inc is a wholly-owned subsidiary of Fidelity National Financial, Inc.

     11.03     DISCLAIMER OF WARRANTIES.    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES AND SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12     DISPUTE RESOLUTION

     12.01     Account Executives.    All Disputes shall be referred to the Account Executives prior to escalation to the Services Oversight Committee. If the Account Executives are unable to resolve, or do not anticipate resolving, the Dispute within ten (10) days after referral of the Dispute to them or such longer period as the parties may agree in writing, the parties shall submit the Dispute to the Services Oversight Committee.

     12.02     Services Oversight Committee.    The Services Oversight Committee shall meet at least once every calendar quarter during the term of this Agreement and at such other times as either party may designate upon notice to the other party for the purpose of resolving Disputes that may arise under this Agreement. Each such meeting shall be by telephone conference call at a time mutually agreed by the parties but in any event within fifteen (15) days after either party gives written notice to the other party requesting a meeting or conference call, or in person, at a time and a location mutually agreed by the parties. The Services Oversight Committee shall consider Disputes in the order such Disputes are brought before it, unless the Committee determines otherwise in a particular instance. In the event the Services Oversight Committee is unable to resolve a Dispute within fifteen (15) days of the date of the first meeting or telephone conference call during which such Dispute was considered, the Services Oversight Committee shall notify the senior executive selected by each party pursuant to Section 12.03. No Dispute under this Agreement shall be the subject of arbitration or litigation proceedings between Riggs and Fidelity before being considered by the Services Oversight Committee and senior management pursuant to Section 12.03, except for an action to seek injunctive relief described in Article 13.

     12.03     Senior Management.    Either party may, upon receipt of a notice from the Services Oversight Committee pursuant to Section 12.02, elect to utilize a non-binding dispute resolution procedure whereby each presents its case at a hearing before a panel consisting of the Chief Operating Officer of each of the parties. If a party elects to use the procedure set forth in this Section, the other party shall participate. The hearing shall occur within fourteen (14) days after a party serves notice to use the procedure set forth in this Section. Neither party may be represented at the hearing by legal counsel unless the parties otherwise agree in writing; however, each party may be accompanied by legal counsel providing advice and counsel to such party versus representation as an advocate in the hearing. If the matter cannot be resolved at the hearing, each party’s only recourse shall be arbitration or litigation as provided in Article 13. The proceedings occurring pursuant to this Section shall be without prejudice to the legal position of either party. Notwithstanding the previous sentence, all discussions and correspondence among the representatives for the purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties; provided, however, written notices of default, breach, cure, election and/or demand given in connection with such negotiations may be disclosed by either party in connection with any dispute resolution process or proceeding (whether arbitration, mediation, litigation or otherwise) and as required by law or a regulation of any national securities exchange on which such party’s securities are traded. Documents identified in or provided with such communications, which are not prepared for purposes of negotiation, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceedings. Except as provided in Section 12.04 and Article 13, no arbitration or litigation may commence concerning the Dispute until five (5) days have elapsed from the last day of the hearing under this Section. Each party shall bear its respective costs incurred in connection with the procedure set forth in this Section, except that the parties shall share equally in the cost of the facility for the hearing if the hearing is held at a neutral location.

     12.04     Expedited Resolution.    If a Dispute arises (a) prior to the Production Phase or (b) at any time if Riggs believes that Service Levels are not being met or that such Dispute relates to (i) matters that materially and adversely impact either party’s business operations or (ii) compliance with applicable laws, and either party initiates the dispute resolution provisions set forth in Article 12 for such Dispute, the time period set forth in Section 12.01 shall be changed to twenty-four (24) hours in Section 12.03. In such event, either party may elect to bypass the Services Oversight Committee as provided in Section 12.02 and refer the Dispute directly from the Account Executives to senior management as provided in Section 12.03, and the fourteen (14) day and five (5) day periods in Section 12.03 shall be reduced to seven (7) and three (3) days, respectively. Except as expressly modified by this Section 12.04, all other provisions of Articles 12 and 13 shall apply to a Dispute.

ARTICLE 13     ARBITRATION

     13.01     Panel.    The arbitration shall be heard and determined by a panel of three (3) independent persons, a list of which shall be provided by the American Arbitration Association (“AAA”) and who are experienced in the matters of banking information technology agreements, data processing agreements and/or related outsourcing agreements. Each party shall have the right to designate one (1) member of the panel from the list of arbitrators provided by the AAA. Such members shall select a third member of the panel from the list of arbitrators provided by the AAA. The party demanding arbitration shall communicate its demand therefore in writing, identifying the nature of the Dispute. Each party shall then be bound to name, in writing, its arbitrator from the list provided by the AAA within twenty (20) days after the initial demand for arbitration. If either patty fails or refuses to name its arbitrator within the twenty (20) day time period, the AAA shall name the second arbitrator. If the two (2) arbitrators are unable to agree upon a third arbitrator within twenty (20) days after the second arbitrator is named, the AAA shall appoint a third arbitrator from candidates submitted by both parties.

     13.02     AAA.    The commercial rules of the AAA shall apply to any arbitration under this Agreement, except to the extent the provisions of this Article vary therefrom.

     13.03     Decisions.    Decisions of the panel shall be made by majority vote. The panel is empowered to render awards including, without limitation, damage awards and injunctions enjoining a party from performing any act prohibited or compelling a party to perform any act directed by this Agreement. The panel may award only those types and amounts of damages as permitted or authorized by this Agreement.

     13.04     Interim Orders.    The panel may issue such interim orders in accord with principles of equity as may be necessary to protect any party from irreparable harm during the pendency of any arbitration before it. Any such order shall be without prejudice to the final determination of the controversy

     13.05     Location.    The proceeding before the panel shall be held in New York City, or as otherwise agreed upon by the parties.

     13.06     Expedited Schedule.    The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel and the hearing shall commence within one hundred twenty (120) days of the initiation of proceedings. The hearing shall be completed within ten (10) business days thereafter with each party allowed equal time and opportunity to present its respective side of the claim or controversy.

     13.07     Prompt Award.    The award shall be made promptly by the panel, and, unless agreed by the parties, no later than thirty (30) days from the closing of the hearing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.

     13.08     Discovery.    The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any Dispute raised in the arbitration relating to this Agreement. The parties may use all methods of discovery available under the Federal Rules of Civil Procedure, including, without limitation, depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Article. All discussions and correspondence among the representatives for purposes of the negotiations instituted under Article 12 above (Dispute Resolution) shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties; provided, however, written notices of default, breach, cure, election and/or demand given in connection with such negotiations may be disclosed by either party in connection with any dispute resolution process or proceeding (whether arbitration, mediation, litigation or otherwise) and as required by such law or a regulation of any national securities exchange on which such party’s securities are traded. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

     13.09     Binding Decisions.    The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-14, and such court shall enter forthwith an order confirming such decision or award.

     13.10     Litigation.    All Claims by the Riggs indemnities pursuant to Section 16.01 (viii), by the Fidelity indemnities pursuant to Section 16.02 (viii), by Riggs described in Section 14.05 (b)(iii), and by Fidelity described in Section 14.05 (b)(iv), together with all claims arising out of the same incident(s) and/or circumstance(s) with respect to each of the foregoing, shall not be subject to the mandatory arbitration provisions of this Article 13, but instead shall be brought in a Federal District Court, state court or similar governmental judicial tribunal. Each party hereto hereby consents to the jurisdiction of such tribunal and agrees that service of process may be completed in any such suit, action or proceeding by any reasonable means calculated to assure actual notice, including, without limitation, delivery by Federal Express or other courier service, or certified or registered mail, return receipt registered and received. If a judgment for fraud and/or intentional misconduct is not returned against the party defendant, the party plaintiff shall promptly reimburse the party defendant, upon demand, for all reasonable costs and expenses incurred by the party defendant in the defense of the fraud and/or intentional misconduct claim(s) by the party plaintiff. Alternatively, if a judgment for fraud and/or intentional misconduct is returned against the party defendant, the party defendant shall reimburse the party plaintiff, upon demand, for all reasonable costs and expenses incurred by the party plaintiff in the prosecution of the fraud and/or intentional misconduct claim(s) by the party plaintiff; as well as for the judgment against the party defendant.

     13.11     Continued Performance.    Notwithstanding any other provision of this Agreement to the contrary, the parties shall continue to timely and properly perform their respective obligations under this Agreement while a dispute between the parties is being resolved unless and until such performance is prevented by the actions of the other party, unless such action is instituted for Riggs failure to pay any undisputed amounts due and payable to Fidelity hereunder.

     13.12     Injunctive Relief.    Notwithstanding any other provision of this Agreement, either Party may resort to court action for injunctive relief at any time if, in such party’s good faith belief, the Dispute Resolution Processes set forth in Articles 12 and 13 would permit or cause irreparable injury to such party or any third party claiming against such party, due to delay arising of the Dispute Resolution Process.

     13.13     Governing Law.    All rights and obligations of the parties relating to this Agreement shall be governed by and construed in accordance with the law of the State of Virginia, without giving effect to any choice-of-law provision or rule (whether of the State of Virginia or any other jurisdiction) that would cause the application of the laws of any other jurisdiction; provided, however, the Uniform Computer Information Transactions Act as enacted in Virginia, Va. Code §§ 59 1-501 01 et seq (“UCITA”), shall not apply to this Agreement or any performance hereunder and the parties expressly opt-out of the applicability of UCITA to this Agreement.

ARTICLE 14     BREACH; REMEDIES

     14.01     Certain Limitations of Fidelity Responsibility.    Among other provisions in this Agreement which excuse performance by the parties in certain instances, this Section 14.01 excuses Fidelity’s performance in certain instances. Fidelity shall not be liable for its failure to perform to the extent, but only to the extent, that Fidelity’s failure is due to (i) a failure by the Riggs Group, or any third party retained by or under the control of (excluding Fidelity and/or its Affiliates, Contractors and Subcontractors) the Riggs Group, to provide hardware, software, services, data consents, approvals, responses or materials that the Riggs Group or such third party is required to provide to Fidelity in accordance with this Agreement and that Fidelity requires to perform the Services, unless such failure was caused in whole or part by Fidelity, (ii) a failure by Riggs or the Riggs Group to timely and properly perform its responsibilities in accordance with this Agreement, unless such failure was caused in whole or part by Fidelity, (iii) a failure by Riggs or the Riggs Group to obtain consents or approvals for Fidelity and its Affiliates, Contractors and Subcontractors to use the Riggs Software (excluding any consents required from Fidelity and/or its Affiliates, Contractors and Subcontractors) in accordance with this Agreement, (iv) a failure by Riggs or the Riggs Group to timely and accurately provide input data or review output produced by Fidelity as a part of the Services in accordance with this Agreement, or (v) any act or omission by Fidelity done or omitted to be done by Fidelity in accordance with a direction from an individual designated by Riggs or the Riggs Group pursuant to Section 3.08(b).

     14.02     Force Majeure

     a.           Excuse of Performance.    Subject to Section 14.02(b), neither party shall be liable for any default or delay in the performance of its obligations hereunder (except for the payment of money) if and to the extent such default or delay is caused, directly or indirectly, by acts of God, governmental acts, accidents, wars, terrorism, riots or civil unrest, fires, storms, earthquakes, floods or elements of nature (individually, a “Force Majeure Event”). The excuse of performance provided by this Section 14.02 extends to Force Majeure Events which occur to Fidelity and/or its Affiliates, Contractors and Subcontractors, including any such Contractor or Subcontractor contracted by Fidelity to provide Business Continuity Services for Riggs pursuant to this Agreement. Upon the occurrence of a Force Majeure Event and subject to Section 14.02(b), the nonperforming party will be excused from any further performance or observance of the obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any party so delayed in its performance will as promptly as practical notify the other party by telephone (to be confirmed in writing within five (5) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

     b.          Termination of Certain Fidelity Obligations.    Upon a Force Majeure Event affecting both the ability of Fidelity to provide the Services itself and to provide the Fidelity ASP Services portion of the Business Continuity Services through a third party as described in Exhibit 5, for more than thirty (30) days which cannot be restored by Fidelity using commercially reasonable efforts within such thirty (30) days, either Fidelity or Riggs may upon ten (10) days prior notice to the other party after such thirty (30) day period terminate Fidelity’s obligation to perform the Services except by providing to the Riggs Group the remaining portion of the Services defined in this Agreement as the Business Continuity Services. A termination as described in this Section 14.02(b) shall not be deemed in breach of this Agreement by Fidelity, but such termination shall not relieve Fidelity of its obligation to provide the Business Continuity Services as described in this Section 14.02 and Exhibit 5.

     14.03     Limitation of Liability — Amount.    Except as provided in Section 14.05(a), each party’s liability for damages whether a claim therefore is based on warranty, contract, tort (including, without limitation, negligence or strict liability), guarantee, statute or otherwise arising out of or relating to any performance or nonperformance of Services under this Agreement shall be limited in the aggregate for all claims to an amount equal to Ten Million Dollars ($10,000,000) (the “Cap”).

     14.04     Limitations of Liability — Types of Damages.    Except as provided in Section 14.05(b), neither party shall have any liability whether based on warranty, contract, tort (including, without limitation, negligence or strict liability), guarantee, statute or any other legal or equitable grounds to the other party for any damages defined by applicable law as indirect, consequential, special, punitive or incidental damages, whether or not a party has been advised by the possibility of such damages.

     14.05     Exclusions from Limitations

     a.           Amount of Damages.    The following damages and recoveries shall not be subject to the Cap set forth in Section 14.03:

(i) RESERVED;

(ii) damages arising from a breach of Section 3.16 “Services not to be Withheld”;

(iii) RESERVED;

(iv) recoveries payable with respect to the indemnification claims set forth in Section 16.01 (i), (ii), (iv), (v), (viii), (ix), (x), and (xi) and Section 16.02 (i), (ii), (iii), (iv), (v), (vi), (viii) and (ix);

(v) damages arising from claims by Riggs for fraud committed by, and/or the intentional misconduct of, Fidelity and/or its Affiliates, Contractors, or Subcontractors or the employees of any of the foregoing, in connection with the Services and/or this Agreement, subject to Section 13.10;

(vi) damages arising from claims by Fidelity for fraud committed by, and/or the intentional misconduct of, Riggs and/or its Affiliates, Contractors, or Subcontractors or the employees of any of the foregoing, in connection with the Services and/or this Agreement, subject to Section 13.10; and

(vii) damages arising from a breach of Fidelity’s obligation to timely and properly restore the Services after a Business Interruption Event shall be limited by the Cap plus Five Million Dollars ($5,000,000) for Overdrafts; provided, however, that in order for Riggs to recover such damages, Fidelity must fail to restore the Services for at least one hundred two (102) hours after the Business Interruption Event and Riggs must have given Fidelity at least six (6) hours written notice of the Business Interruption Event prior to claiming damages from Fidelity.

     With the exception of the Cap limitation set forth in this Section 14.05(a) at (vii), payments made for damages and amounts described in items (i) through (vii) of this Section 14.05 shall not be included in calculating the Cap.

     b.     Types of Damages.    The damages, losses and payments arising from the following events shall not be subject to the limitations on the types of damages recoverable by the parties in Section 14.04:

(i) RESERVED;

(ii) damages arising from a breach of Section 3.16 “Services Not To Be Withheld”;

(iii) the following damages, losses and payments: (1) damages of the Riggs Group, (2) all amounts paid and payable and/or lost by the Riggs Group to Fidelity and/or third parties, and (3) all amounts paid and/or lost by the Riggs Group arising out of or resulting from judgments, settlements, awards, losses, charges, liabilities, penalties, interest claims (including taxes and all related interest and penalties incurred directly with respect thereto), however described or denominated, and all related reasonable costs, expenses and other charges (including all reasonable attorneys’ fees) and reasonable external costs of investigations, litigation, hearings, proceedings, document and data productions and discovery, settlement, judgment, award, interest and penalties), however described or denominated (but such damages, losses and payments described in (1), (2) and (3) shall exclude (A) loss of profits of the Riggs Group, (B) loss of revenue of the Riggs Group, and/or (C) damages to the reputation of the Riggs

Group), which damages, losses and payments described in (1), (2) and (3) arise from fraud committed by, and/or the intentional misconduct of, Fidelity and/or its Affiliates, Contractors, or Subcontractors or the employees of any of the foregoing, in connection with the Services and/or this Agreement, subject to Section 13.10; and

(iv) the following damages, losses and payments: (1) damages of Fidelity, (2) all amounts paid and payable and/or lost by Fidelity to Riggs and/or third parties, and (3) all amounts paid and/or lost by Fidelity arising out of or resulting from judgments, settlements, awards, losses, charges, liabilities, penalties, interest claims (including taxes and all related interest and penalties incurred directly with respect thereto), however described or denominated, and all related reasonable costs, expenses and other charges (including all reasonable attorneys’ fees) and reasonable external costs of investigations, litigation, hearings, proceedings, document and data productions and discovery, settlement, judgment, award, interest and penalties), however described or denominated (but such damages, losses and payments described in (1), (2) and (3) shall exclude (A) loss of profits of the Fidelity, (B) loss of revenue of the Fidelity, and/or (C) damages to the reputation of the Fidelity), which damages, losses and payments described in (1), (2) and (3) arising from fraud committed by, and/or the intentional misconduct of, Riggs and/or its Affiliates, Contractors, or Subcontractors or the employees of any of the foregoing, in connection with the Services and/or this Agreement, subject to Section 13.10.

     14.06     Limited Circumstance Recoveries.    Notwithstanding any other provision of this Agreement to the contrary (including, without limitation, Section 14.04), Riggs may recover the following damages subject to the terms of Section 14.03 and 14.05(a):

     a.           direct damages arising from a breach of Article 9 with respect to information of or regarding customers and/or consumers of the Riggs Group included in the Riggs Data by Fidelity and/or its Contractors and Subcontractors, and all amounts any member of the Riggs Group pays and/or loses to third parties resulting from or arising out of and/or to remedy the effects of such breach (excluding in all cases (i) loss of profits of the Riggs Group, (ii) loss of revenue of the Riggs Group, and/or (iii) damages to the reputation of the Riggs Group);

     b.           Losses as defined in this Agreement and used in Article 16; and

     c.           Overdrafts as defined in this Agreement and used in Section. 14.05(a)(vii).

     14.07     Remedies

     a.           Generally.    Subject to the provisions of this Agreement, each of the parties, at its option, may seek all remedies available to it under law and in equity including, without limitation, recoupment, injunctive relief in the form of specific performance to enforce the Agreement and/or actions for damages.

     b.           For Breaches of Service Levels.    The parties agree that the damages incurred by the Riggs Group as a result of a breach by Fidelity of an individual Service Level or group of Service Levels which does not constitute a material breach of this Agreement as defined in Section 12.03 of Exhibit 2 are difficult and costly to determine, that the Performance Credits are a fair estimate of the damages incurred by the Riggs Group in the event of a breach by Fidelity of an individual Service Level or group of Service Levels which do not constitute a material breach of this Agreements as defined in Section 12.03 of Exhibit 2, are reasonable and are not unconscionable under the circumstances on the Effective Date, and that the Performance Credits are liquidated damages awarded in such event in lieu of actual damages incurred by the Riggs Group. Accordingly, Riggs’ recovery of Performance Credit(s) with respect to a Service Level breach or group of Service Level breaches which do not constitute a material breach of this Agreement as defined in Section 12.03 of Exhibit 2 shall constitute an acknowledgement by Riggs of full satisfaction and release of such Service Level breach claim(s) by Riggs giving rise to the Performance Credits. However, Riggs recovery of Performance Credits for a breach or breaches by Fidelity of one or more Service Levels shall not constitute a full satisfaction of and release by Riggs of Riggs’ claim(s) for other breach(es) of the Agreement for which the Service Levels do not constitute the exclusive basis upon which a breach or breaches of the Agreement may be claimed, and Riggs shall not be precluded from asserting such breach(es) or recovering damages for such breach(es) by this Section 14.07(b). Moreover, any Service Level breach or group of Service Level breaches by Fidelity which constitute a material breach of this Agreement as defined in Section 12.03 of Exhibit 2 shall not be satisfied and released by the payment of Performance Credits to Riggs by Fidelity because the Performance Credits are not agreed by the parties to be a fair estimate of the damages incurred by the Riggs Group or reasonable or not unconscionable under such circumstances. Accordingly, the payment of the Performance Credits shall not constitute liquidated damages for such a material breach as defined in Section 12.03 of Exhibit 2, and if paid or credited by Fidelity, such Performance Credits shall be a credit toward the actual damages incurred by the Riggs Group as a result of such a material breach.

     14.08     Subrogation for Overdraft and Certain Other Claims and Losses.    In the event that Fidelity is obligated to pay and pays any claim for damages to any member of the Riggs Group for Overdrafts incurred by such member of the Riggs Group arising out of or resulting from a breach by Fidelity of its obligation to timely and properly restore the Services after a Business Interruption Event and/or Fidelity’s indemnification obligations pursuant to Section 16.01(vii), Fidelity shall be subrogated to all rights of such member of the Riggs Group with respect to damages for Overdrafts or other Claims and/or Losses described in Section 16.01 (vii) that were recovered pursuant to such claim.

ARTICLE 15     TERMINATION

     15.01     Conditions of Termination/Effect of Termination.    In addition to expiration at the end of the term specified in Article 2, this Agreement may be terminated under any of the following circumstances:

     a.     Convenience.    At anytime following the Live Date, Riggs may terminate this Agreement for convenience upon twelve (12) months prior written notice to Fidelity. A termination pursuant to this Section 15.0l(a) shall not be deemed a breach of this Agreement. In such event, Fidelity shall be obligated to provide the Termination Services as requested by Riggs. Riggs’ sole and exclusive payment liability to Fidelity for a termination for convenience shall be the payment to Fidelity of the following amounts: (i) the Termination Charge; and (ii) the Charges for the Services through the find day on which Fidelity provides and performs, and Riggs uses, the Services. Each of Charges (i) through (ii) shall be paid by Riggs to Fidelity in accordance with the terms of this Agreement

     b.     Riggs for Cause.    Riggs may terminate this Agreement for cause as follows:

(i) Upon a material breach by Fidelity of its obligations to provide one or more of the Services set forth in Exhibit 3 and described in (A) and (B) below, in accordance with this Agreement, which breach is not cured within the cure period indicated in (A) and (B) below after Riggs notifies Fidelity in writing of such material breach: (A) Four (4) days — cause the Fidelity ASP Services to be available to enter deposits and record the deposits in accordance with the Documentation, enter withdrawals and record withdrawals in accordance with the Documentation, cause the Fidelity ASP Services to be available to interact with the ATM System and record the attendant transactions in accordance with the Documentation, or cause the Fidelity ASP Services to be available to interact with the Alltel Communication Engine (ACE) which is part of the Fidelity On-Site Software Server and record the attendant transactions in accordance with the Documentation; or (B) Seven (7) days — cause the Fidelity ASP Services to he available to prepare invoices for consumer loans, enter and record payments for consumer loans in accordance with the Documentation, or cause the Fidelity ASP Services to be available to prepare invoices for commercial loans, enter and record payments on commercial loans in accordance with the Documentation; or

(ii) Upon a material breach by Fidelity of its obligations to timely and properly restore the Services after a Business Interruption Event as described in Exhibit 5 in accordance with the timeframe(s) and to the extent set forth in Exhibit 5, which termination shall he effective upon receipt by Fidelity of written notice from Riggs of such breach; provided, however, in order for Riggs to terminate this Agreement based upon a breach of Fidelity’s obligations to restore the Services after a Business Interruption Event, Fidelity must fail to restore the Services for at least one hundred forty four (144) hours after the Business Interruption Event and Riggs must have given Fidelity at least forty-eight (48) hours written notice of the Business Interruption Event prior to Riggs giving notice of termination of this Agreement to Fidelity; or

(iii) Upon a material breach by Fidelity of its obligations to comply with the tape delivery, storage and tape update and escrow provisions set forth in Exhibit 5 and the Escrow Agreement and the failure of Fidelity to cure such breach written ten (10) days after Riggs notifies Fidelity in writing of such material breach; or

(iv) Upon a material breach by Fidelity of its obligations under Article 8 or 9 of this Agreement and the failure of Fidelity to terminate such breaching actions and commence and diligently pursue commercially reasonable actions to remediate such breach, within five (5) days after Rigs notifies Fidelity in writing of such breach or Fidelity discovers such breach; or

(v) Upon a breach by Fidelity of its obligations under Section 3.16 of this Agreement and the failure of Fidelity to cure such breach within five (5) days after Riggs notifies Fidelity in writing of such breach; or

(vi) Upon a material breach by Fidelity of its obligations under Article 1 of Exhibit 3 and the failure of Fidelity to cure such breach within thirty (30) days after Riggs notifies Fidelity in writing of such breach; or

(vii) Upon a material breach by Fidelity of its obligations to satisfy the Service Levels as defined in Section 12.03 of Exhibit 2, permitting Riggs to terminate this Agreement; or

(viii) Upon a material breach by Fidelity of its obligations under this Agreement not described in items (i) through (vii) above in this Section 15.01(b) and the failure of Fidelity to cure such breach written forty-five (45) days after Riggs notifies Fidelity in writing of such breach.

     Upon the termination of this Agreement as described in this Section 15.01(b), Riggs shall be entitled to all remedies available to Riggs at law and in equity subject to the limitations on damages set forth in Article 14 of this Agreement. In such event, Fidelity shall be obligated to provide the Termination Services, as requested by Riggs. Further, Riggs shall not be required to pay any Termination Charge, and Riggs’ sole and exclusive liability to Fidelity for the Charges upon a termination by Riggs for cause pursuant to this Section 15.01(b) shall be to pay the Charges for the Services through the final day on which Fidelity provides and performs, and Riggs uses, the Services. The Charges shall be paid by Riggs in accordance with the terms of this Agreement, subject to Riggs’ rights to recover damages for the material breach by Fidelity and termination by Riggs.

     c.     Riggs and Fidelity Upon a Force Majeure Event.    If either Riggs or Fidelity shall terminate Fidelity’s obligation pursuant to Section 14.02 to provide the Services except by providing to the Riggs Group the portion of the Services described in this Agreement as the Business Continuity Services, this Agreement will terminate upon the completion of the performance of the Business Continuity Services by Fidelity pursuant to Section 14.02(b). Upon a termination as described in this Section 15.01(c)(1), Riggs shall not be obligated to pay any Termination Charge, and Riggs’ sole and exclusive liability to Fidelity for the Charges upon a termination pursuant to this Section 15.01(c)(1) shall be to pay the Charges for the Services through the final day on which Fidelity provides and performs, and Riggs uses, the Services. The Charges shall be paid by Riggs in accordance with the terms of this Agreement.

     d.     Fidelity for Cause.    Fidelity may terminate this Agreement for cause as follows:

(i) Upon a material breach by Riggs of its obligation to make timely payment of the Charges in accordance with this Agreement, if such breach is not cured within fifteen (15) days after Fidelity notifies Riggs in writing of such failure; or

(ii) Upon a material breach by Riggs of its obligations under Articles 8 or 9 of this Agreement and the failure of Riggs to terminate such breaching actions and commence and diligently pursue commercially reasonable actions to remediate such breach, within five (5) days after Fidelity notifies Riggs in writing of such breach or Riggs discovers such breach; or

(iii) Upon a material breach by Riggs of its obligations under this Agreement not described in items (i) and (ii) above in this Section 15.01(d) and the failure of Riggs to cure such breach within forty-five (45) days after Fidelity notifies Riggs in writing of such breach.

     Upon the termination of this Agreement as described in this Section 15.01(d), Fidelity shall be entitled to all remedies available to Fidelity at law and in equity subject to the limitations on damages set forth in Article 14 of this Agreement. In such event, Riggs shall not be required to pay any Termination Charge (however, this provision shall not foreclose an arbitration panel or a court from deeming the amount of the Termination Charge an appropriate measure of damages), but Riggs shall be obligated to Fidelity to pay the Charges for the Services through the final day on which Fidelity provides and performs, and Riggs uses, the Services, subject to Fidelity’s right to recover damages for the material breach by Riggs and termination by Fidelity. Further, upon any such material breach by Riggs and termination by Fidelity, Fidelity shall be obligated to provide the Termination Services as requested by Riggs; provided, however, if this Agreement is terminated by Fidelity due to an uncured payment breach upon which Fidelity’s termination is based by Riggs, Riggs must prepay the estimated amount of the Charges for the Termination Services on a quarterly basis and cure the payment breach upon which Fidelity’s termination is based as a condition precedent to Fidelity’s obligation to provide and perform, or continue to provide and perform, the Termination Services. Except as provided in this Section 15.01(d), the Charges shall be paid by Riggs in accordance with the term of this Agreement.

     e.     Insolvency.    If either party enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding for relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States and such petition is not vacated within thirty (30) days of its filing, or transfers all or substantially all of its assets to another person or entity without a concurrent assignment of this Agreement which is permitted under this Agreement to such person or entity, or becomes insolvent, fails to continue to do business in the ordinary course or ceases to function as a going concern, the other party may terminate this Agreement upon written notice to the bankrupt/insolvent party. Upon the termination of this Agreement as described in this Section 15.01(e), the terminating party shall be entitled to all remedies available to it at law and equity subject to the limitation on damages set forth in Article 14 of this Agreement. In such event, Riggs shall not be required to pay any Termination Charge, and if Riggs is the terminating party, Riggs’ sole and exclusive liability to Fidelity for the Charges upon a termination pursuant to this Section 15.01(e) shall be to pay the Charges for the Services through the final day on which Fidelity provides and performs, and Riggs uses, the Services, subject to Riggs’ right to recover damages for any breach(es) of this Agreement by Fidelity. However, if Fidelity is the terminating party, Riggs shall be obligated to pay the Charges to Fidelity for the Services through the final day on which Fidelity provides and performs, and Riggs uses, the Services, subject to Fidelity’s right to recover damages for any breach(es) of this Agreement by Riggs. Upon such termination by either party, Fidelity shall be obligated to perform the Termination Services as requested by Riggs; provided, however, if Fidelity is the terminating party, Riggs must prepay the estimated amount of the Charges for those portions of the Services on a quarterly basis as a condition precedent to Fidelity’s obligation to provide and perform, or continue to provide and perform, the Termination Services. Except as provided in this Section 15.01(e), the Charges shall be paid by Riggs in accordance with the term of this Agreement.

          f.     Riggs or Fidelity for Exceeding Cap.    If either party is liable for and/or pays damages to the other party which are in the aggregate equal to or in excess of one hundred percent (100%) of the Cap, the other party may terminate this Agreement upon not less than thirty (30) days’ notice to the party paying such damages, unless the party paying such damages agrees, within twenty (20) days after receiving the notice from the other party of its intention to terminate this Agreement pursuant to this Section 15.01(f), to reset such Cap to its original amount as set forth in Section 14.03. A termination pursuant to this Section 15.01(f) shall not be deemed a breach of this Agreement by either party. Upon the termination of this Agreement as described in this Section 15.01(f), Fidelity shall be obligated to provide the Termination Services as requested by Riggs. Further, Riggs shall not be required to pay any Termination Charge, and Riggs’ sole and exclusive liability to Fidelity for the Charges upon a termination pursuant to this Section 15.01(f) shall be to pay the Charges for the Services through the final day on which Fidelity provides and performs, and Riggs uses, the Services. The Charges shall be paid by Riggs in accordance with the terms of this Agreement.

     15.02     Survival

     a.          Bankruptcy

(i)	In the event of the bankruptcy of Fidelity pursuant to the Bankruptcy Code and an attendant rejection of this Agreement or any license granted hereunder pursuant to Section 365 thereof (1) the parties intend that the provisions of the Bankruptcy Code shall apply and Riggs shall be entitled to retain all license rights granted in this Agreement, possession of all embodiments of intellectual property licensed under this Agreement and all rights to obtain possession of all embodiments of intellectual property licensed under this Agreement in accordance with this Agreement and any agreement supplementary hereto, including but not limited to the Escrow Agreement and (2) other than payment of the Total One-Time License Fees set forth in, and in accordance with, Exhibit 2, Riggs shall have no obligation to pay any license, use, royalty or other fees or payments in connection with exercise of the license rights granted under this Agreement and/or use of any embodiments of such licensed intellectual property.

(ii)	In the event of the bankruptcy of Fidelity pursuant to the Bankruptcy Code and an attendant rejection of this Agreement and/or failure of Fidelity to provide the Services, Fidelity consents and shall cause its Affiliates to consent to the solicitation, employment and engagement of the Fidelity Technical Personnel by members of the Riggs Group and others in accordance with and for the purposes set forth in Exhibit 5.

     b.          Survival.    To the extent a provision of, or attachment to, this Agreement, including, without limitation, the Exhibits, the supplementary agreements such as the Escrow Agreement, the Articles of this Agreement (including each Section included therein) and the Sections of this Agreement entitled Definitions, Termination Services, Taxes, Audits, Intellectual Property Rights, Confidentiality, Non-Solicitation, Dispute Resolution, Arbitration, Breach, Remedies, Effect of Termination/Survival, Indemnification and Miscellaneous, provide for rights, licenses, interests, duties, claims, undertakings and obligations subsequent to the termination or expiration of this Agreement, such provision(s) of, and attachments to, this Agreement shall survive such termination or expiration.

     c.           Claims.    Except as specifically set forth in this Agreement, all claims by any party accruing prior to the termination date shall survive the expiration or earlier termination of this Agreement for a period not to exceed two (2) years after the last date on which the Services are to be provided by Fidelity pursuant to this Agreement.

ARTICLE 16     INDEMNIFICATION

     16.01     Fidelity Indemnification of the Riggs Group.    Fidelity shall indemnify and hold harmless Riggs and the other members of the Riggs Group, its and their Affiliates, and the respective current, future and former officers, directors, employees, successors and assigns of each of the foregoing, and each of the foregoing persons or entities (the “Riggs Indemnities”) on demand, but subject to the dispute resolution procedures of this Agreement, from all Losses, and shall defend the Riggs Indemnities against all Claims, arising out of or relating to:

(i) all Claims that the Services (including, the Fidelity Materials and the Fidelity Products) and/or other resources used by Fidelity and/or any work performed by Fidelity, or the resources used and/or work performed by Fidelity’s Affiliates, Contractors or Subcontractors infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of Riggs or any third party including any Claims resulting from or arising out of (A) Fidelity’s failure to obtain any Required Consent in breach of this Agreement, or (B) Fidelity’s breach of Article 9 with respect to the Riggs Data; excluding any such infringement caused by (1) resources provided by the Riggs indemnities for use by Fidelity and/or its Affiliates, Contractors or Subcontractors, or (2) modifications by the Riggs Indemnities to resources provided by Fidelity and/or is Affiliates, Contractors or Subcontractors, to the Riggs Group;

(ii) all Claims by employees of Fidelity or any of its Affiliates, Contractors or Subcontractors arising out of or relating to this Agreement or the Services, except to the extent caused by the Riggs Indemnitees;

(iii) all Claims arising out of the trademarks, service marks or trade names of Fidelity;

(iv) all Claims for personal injuries, death or damage to tangible personal or real property to the extent caused by acts or omissions of Fidelity or any of its Affiliates, Contractors or Subcontractors and their employees, except to the extent caused by the Riggs Indemnities;

(v) all Claims arising from a violation of any United States, the United Kingdom, Germany, Belgium or the Channel Islands, federal, state, provincial or local, rule, regulation or order applicable to Fidelity’s obligations under this Agreement (provided, however, Riggs agrees that the Fidelity Software shall only comply with United States federal laws, rules and regulations), excluding any such violation to the extent caused by the Riggs Indemnitees;

(vi) all Claims arising out of Fidelity’s and/or any of its Affiliates’, Contractors’ or Subcontractors’ breach of the third party license agreements for the Riggs Software, excluding, however, any Claim arising from (A) the failure of Riggs to obtain, or cause to be obtained, the appropriate consents or approvals for such use, (B) the failure of Riggs to provide Fidelity with copies of such third party licenses, or (C) any Claims arising under Section 16.02(i) below;

(vii) all Claims and/or Losses arising out of or resulting from a breach of this Agreement by Fidelity which either result in (A) Overdrafts or in (B) misstatements or miscalculations of any deposit account or any loan or other financial facility of any customer of the Riggs Group, as to balances, interest paid or charged, any fees paid or charged, or (C) misstatements or miscalculations of foreign exchange transactions for any customer of the Riggs Group; provided, however, that Fidelity shall not be so obligated to the extent that the Claim and/or Loss was caused either by Riggs’ failure to comply with the obligations imposed by Exhibit 3 or was otherwise caused by the Riggs Indemnitees and provided that with respect to such Overdrafts or Losses, Riggs has used commercially reasonable efforts to recover the Overdraft or Loss, but such obligation to use commercially reasonable efforts shall not require Riggs to initiate or defend any proceeding (whether arbitration, litigation or otherwise) to recover;

(viii) all Claims arising from fraud committed by, or the intentional misconduct of, Fidelity and/or its Affiliates, Contractors or Subcontractors or the employees of any of the foregoing, in connection with the Services and/or this Agreement, which Claims are the subject of a judgment by a court of a state, province, country or similar governmental entity in accordance with Section 13.10;

(ix) all Claims for Fidelity’s tax liabilities arising from Fidelity’s provision of Services, as set forth in Section 4.07;

(x) all Claims made by Affiliates, Subcontractors and Contractors of Fidelity and vendors to any of the foregoing arising out of or relating to this Agreement or the Services; and

(xi) all Claims arising out of or resulting from Fidelity’s breach of Section 3.16 of this Agreement.

     16.02     Riggs Indemnification of Fidelity.    Riggs shall indemnify and hold harmless Fidelity and its Affiliates and their respective current, future and former officers, directors, employees, successors and assigns and each of them (the “Fidelity Indemnitees”) on demand, subject to the dispute resolution procedures of this Agreement, from all Losses, and shall defend the Fidelity Indemnitees against all Claims arising out of or relating to:

(i) all Claims that the use by Fidelity in performing and/or providing the Services to the Riggs Group in accordance with this Agreement, of any Riggs Software, and/or other hardware and/or software resources used by Fidelity that is received from Riggs and/or its Affiliates, Contractors and/or Subcontractors infringes, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party, but excluding any such infringement or misappropriation caused by (A) hardware and/or software resources provided by Fidelity and/or its Affiliates, Contractors and/or Subcontractors for use by the Riggs Group and/or their Affiliates, Contractors or Subcontractors, (B) modifications made by Fidelity and/or its Affiliates, Contractors and/or Subcontractors to the hardware and/or software resources provided by Riggs and/or its Affiliates, Contractors and/or Subcontractors, and (C) any Claims arising under Section 16.01(vi) above;

(ii) all Claims arising out of the failure of Riggs to obtain, or cause to be obtained, any consent or approval required for Fidelity or any of its Affiliates, Contractors or Subcontractors to use the Riggs Software to perform and provide the Services;

(iii) all Claims for Riggs’s tax liabilities, if any, arising from Fidelity’s provision of Services, as set forth in Section 4.07;

(iv) all Claims for personal injuries, death or damage to tangible personal or real property to the extent caused by acts or omissions of Riggs or any of its Affiliates, Contractors or Subcontractors and their employees, except to the extent caused by Fidelity or any of its Affiliates, Contractors or Subcontractors;

(v) all Claims arising from a violation of any federal, state, local or foreign law, rule, regulation or order applicable to the Riggs Group and/or any member thereof, by Riggs or any members of the Riggs Group, excluding any such violation to the extent caused by a breach of this Agreement by Fidelity or any of its Affiliates, Contractors and Subcontractors;

(vi) all Claims by employees of Riggs or any of its Affiliates, Contractors or Subcontractors arising out of or relating to this Agreement or the Services, except to the extent caused by Fidelity and/or its Affiliates, Contractors or Subcontractors;

(vii) all Claims arising out of the trademarks, service marks or trade names of Riggs;

(viii) all Claims arising from fraud committed by, or intentional misconduct of, any member of the Riggs Group or their Affiliates, Contractors or Subcontractors or the employees of any of the foregoing, in connection with the Services and/or this Agreement, which Claims are the subject of a judgment by a court of a state, province, country or similar governmental entity in accordance with Section 13.10; and

(ix) all Claims made by Contractors, Subcontractors and/or vendors to the Riggs Group (excluding Fidelity and its Affiliates, Contractors and Subcontractors).

     16.03     Indemnification Procedure.    An indemnified party under this Article 16 shall promptly notify the indemnifying party of any Claim with respect to which it seeks indemnity under this Article 16. An indemnifying party may participate, at its own expense, in the defense of such Claim. If it so elects within a reasonable time after receipt of such notice, an indemnifying party may, except as provided in the immediately following sentence and the last sentence of this paragraph, assume the defense of such Claim, with counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In the event that the Claim involves intellectual property infringement and affects more than just the parties to this Agreement and their respective Affiliates, then the indemnifying party shall not be required to seek the consent of the indemnified party with respect to its counsel. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expertise of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expense of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such reasonable fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party (i) if such settlement involves any form of relief other than the payment of money or any finding or admission of any violation of any law, regulation or order or any of the rights of any person or has any adverse effect on any other Claims that have been or may be made against the indemnified party, or (ii) if such settlement involves only the payment of money, unless it includes an unconditional release of such indemnified party of all liability on claims that are the subject of such proceeding. An indemnified party may assume control of the defense of any Claim if (i) it irrevocably waives its right to indemnity under this Article 16, or (ii) without prejudice to its full right to indemnity under this Article 16 (A) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend or provide indemnification with respect to such Claim, (B) the indemnified party determines in good faith that there is a reasonable likelihood that a Claim would materially and adversely affect it or any other indemnitees other than as a result of monetary damages that would he fully reimbursed by an indemnifying party under this Agreement, or (C) the indemnifying party refuses or fails to timely assume the defense of such Claim.

     An indemnifying party required to provide an indemnity to an indemnified party under this Article 16 shall have no obligation nor any Claim under this Article if:

(i) the indemnified party fails to notify the indemnifying party of such Claim as provided above, but only to the extent that the defense of such Claim is prejudiced by such failure;

(ii) the indemnified party fails to tender control of the defense of such Claim to the indemnifying party as provided in this Section 16.03; or

(iii) the indemnified party fails to provide the indemnifying party with all reasonable cooperation in the defense of such Claim (the cost thereof to be borne by the indemnifying party).

ARTICLE 17    MISCELLANEOUS

     17.01     Independent Contractors.    Each of Fidelity and Riggs is an independent contractor. Neither party shall have any authority to bind the other unless expressly agreed in writing. Nothing in this Agreement shall be construed to create a partnership, agency or employer-employee relationship between Fidelity and Riggs, and in no event shall Fidelity and Riggs be deemed joint employers. The rights, obligations and liabilities of Fidelity and Riggs shall be several and not joint or collective.

     17.02     Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single instrument.

     17.03     Entire Agreement.    Except as otherwise provided herein, this Agreement, including the Exhibits, Schedules, Attachments and Change Orders, represents the entire understanding and agreement between the parties, and supersedes any prior agreement, understanding or communication between the parties, with respect to the subject matter hereof and the Letter of Intent between the parties dated as of June 5, 2002, as amended; provided, however, that the Confidentiality Agreement between the parties effective as of November, 2002, shall continue in full force and effect in accordance with its terms. By way of clarification, the foregoing agreements identify Fidelity by its former corporate name, Alltel Information Services, Inc. This Agreement may only be amended by a writing executed by both parties.

     17.04     Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     17.05     Assignment.    No party may assign or transfer this Agreement, or any of its rights and obligations under it, without the prior written consent of the other party. Notwithstanding the foregoing, (i) any party may assign or transfer this Agreement, and its rights and obligations under it, to one of its Affiliates, provided (a) the Affiliate agrees in writing to the obligations of the assigning or transferring party set forth in this Agreement, and (b) such party guarantees the obligations and performance of such Affiliate and (ii) Riggs may assign this Agreement in connection with the sale of all or substantially all of its assets. Notwithstanding anything to the contrary herein, in the event that Riggs assigns this Agreement to a Fidelity Competitor, Fidelity may, at its sole option, with thirty (30) days notice to Riggs, terminate this Agreement without breach or penalty and Riggs shall pay to Fidelity the Termination Charges and the term of the Termination Services shall not exceed twelve (12) months. Upon such assignment all other terms and conditions of this Agreement, including but not limited to Articles 8 and 9 shall remain in full force and effect.

     17.06     Insurance

     a.     Coverages.    During the term of this Agreement, Fidelity shall maintain and keep in full force and effect, at its sole cost and expense, insurance with respect to this Agreement and the performance and delivery of the Services by Fidelity and its Affiliates and its and their Contractors and Subcontractors, as set forth below with an insurance company or companies licensed to do business in the location where the Services shall to be performed.

(i) Commercial General Liability insurance including, without limitation, premises, completed operations, broad-form property damage, independent contractors and personal injury liability in an amount not less than One Million Dollars ($1,000,000.00) each occurrence and Two Million Dollars ($2,000,000.00) annual aggregate;

(ii) Workers Compensation insurance in accordance with statutory requirements as well as Employer’s Liability insurance with limits not less than $1,000,000.00/$1,000,000.00/$1,000,000.00 and such insurance shall cover all employees who will be used in any capacity in performing Services;

(iii) Automobile Liability insurance (including owned, non-owned, hired, leased and loaned vehicles) with a combined single limit of not less than One Million Dollars ($1,000,000.00) for bodily injury and property damage;

(iv) Fidelity Bond insurance covering dishonest acts of employees, agents, Contractors and Subcontractors and such insurance shall also include third party liability coverage and be written for limits not less than Fifteen Million Dollars ($15,000,000.00);

(v) Professional Liability insurance for operations performed for Riggs and its employees or customers with limits of liability not less than Five Million Dollars ($5,000,000.00) each claim and Five Million Dollars ($5,000,000.00) aggregate; and

(vi) Umbrella/Excess Liability insurance on a follow form basis with a limit of not less than Five Million Dollars ($5,000,000.00) for each occurrence and Twenty-Five Million Dollars ($25,000,000.00) aggregate and such umbrella insurance shall name as underlying policies the Commercial General Liability, Employer’s Liability and Auto Liability insurance coverage required above.

     All such policies shall provide that they shall not be canceled or the coverages modified or the limits changed without first giving thirty (30) days prior written notice thereof to Riggs. No such cancellation, modification or change shall affect Fidelity’s obligations to maintain, cause to be maintained, the insurance coverages required by this Agreement. Except for worker’s compensation insurance, fidelity bond coverage and professional liability, Riggs shall be named as an additional insured on all such required policies. All liability insurance policies, excluding professional liability coverage, shall be written on an “occurrence” policy form.

     The parties do not intend to shift all risk of loss to insurance. The naming of Riggs as an additional insured is not intended to be a limitation of Fidelity’s, its Affiliates’ or its or their Contractors’ or Subcontractors’, liability and shall in no event be deemed to, or serve to, limit Fidelity’s, its Affiliates’ or its or their Contractors’ or Subcontractors’, liability to Riggs to available insurance coverage or to the policy limits specified in this Section, nor to limit Riggs’ rights to exercise any and all remedies available to Riggs under contract, at law or in equity. Upon request made by Riggs from time to lime, Fidelity shall, and shall cause its Affiliates and its and their Contractors, and Subcontractors, to provide to Riggs certificates evidencing all coverages required under this Section 18.06.

     b.     Waiver of Subrogation.    To the extent permitted by law, Fidelity hereby waives, and shall cause each of its Affiliates and its and their Contractors and Subcontractors and its and their respective directors, officers, employees and insurers to waive, their rights of subrogation against the members of Riggs Group and their respective directors, officers and employees, for any loss or damage sustained by them or any of them resulting from operations in connection with this Agreement. Each property, commercial general liability and world’s compensation insurance policy of Fidelity, its Affiliates and its and their Contractors and Subcontractors shall be endorsed to provide a waiver of any and all rights of subrogation against the Riggs Group and their respective directors, officers and employees for loss resulting from operations in connection with this Agreement.

     In no event shall such waiver under this Section 17.06(b) interfere with or negate either party’s indemnification obligations set forth in Article 16 above.

     17.07     Order of Precedence.    Except as otherwise provided in Section 8.05, in the event of a Dispute, the terms of this Agreement, the Exhibits, the Schedules, the Attachments, the Documentation and any Change Orders shall be interpreted in the following order of precedence: (i) the terms of a Change Order shall take precedence, (ii) followed by the terms in this Agreement, (iii) followed by the terms of an Exhibit (including the Escrow Agreement which is part of Exhibit 5) and a Schedule and Attachment, and (iv) followed by the terms of the Documentation. Notwithstanding the foregoing sentence, a Change Order shall only amend an Exhibit, Schedule, Attachment, the Documentation or this Agreement by express reference to the term or condition of the Exhibit, Schedule, Attachment, the Documentation or this Agreement that is to be amended.

     17.08     Remedy.    Subject to Section 13.03, nothing in this Agreement shall prevent any disputing or allegedly aggrieved party from pursuing a temporary restraining order, injunctive relief or other equitable relief from a court of competent jurisdiction against the other party at any time if the disputing or allegedly aggrieved party believes in good faith that a breach or threatened breach of any of the provisions of this Agreement would cause it irreparable harm.

     17.09     RESERVED

     17.10     Waiver.    The failure of their party to insist upon the strict and punctual performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting the right to require such performance, nor should a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of a similar nature or otherwise.

     17.11     Unenforceable Terms.    In the event any term or provision of this Agreement shall for any reason be declared or held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction contemplated by Article 13, each party shall agree that (i) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement and (ii) such term or provision shall be (a) reformed to the extent necessary to render such term or provision valid and enforceable and to reflect the intent of the parties to the maximum extent possible under applicable law or (b) interpreted and construed as if such term or provision, to the extent unenforceable, had never been obtained herein.

     17.12     Further Assurances.    During the term of this Agreement and at all times thereafter, each party shall provide to the other party, at its request, reasonable cooperation and assistance (including, without limitation, the execution and delivery of affidavits, declarations, oaths, assignments, samples, exhibits, specimens and any other documentation) as necessary to effect the terms of this Agreement.

     17.13     References to Articles, Sections, Exhibits, Schedules and Attachments.    Unless otherwise specified herein, all references in an Exhibit, Schedule or Attachment to an Article, Section, Exhibit or Schedule shall be deemed to be references to the corresponding Article, Section, Exhibit or Schedule of this Agreement.

     17.14     Notices.    All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be deemed to have been given when actually received. Except as expressly provided otherwise in Section 3.08(b) of this Agreement, notices shall be given by (i) United States Postal Service, Certified or Registered mail, return receipt received, postage prepaid only, (ii) a national express courier service (including, without limitation, DHL and Federal Express), (iii) facsimile transmission with confirmation of receipt, and (iv) in person or by hand courier. Notices shall be sent to the address set forth below or such other place or places as such party may from time to time designate in writing. Any party may alter its address set forth above by notice in writing to the other party in the manner set forth herein.

if to Fidelity:	if to Riggs:

Fidelity Information Services, Inc.	Riggs Bank N.A.
601 Riverside Avenue	800 17th Street, N.W., 3rd Floor
Jacksonville, Florida 32204	Washington, D.C. 20006
Attn: President, Enterprise Banking Solutions	Attention: Chief Operating Officer
Telephone: 904-854-5000	Telephone: 202-835-5055
Facsimile: 904-854-4336	Facsimile: 202-835-5312

With a copy to:	with a copy to:

Fidelity Information Services, Inc.	Riggs Bank N.A.
601 Riverside Avenue	800 17th Street, N.W., 7th Floor
Jacksonville, Florida 32204	Washington, D.C. 20006
Attn: General Counsel	Attention: General Counsel
Telephone: 904-854-5000	Telephone. 202-835-6709
Facsimile: 904-854-4336	Facsimile: 202-835-5158

     17.15     No Third Party Beneficiary Status.    Except as expressly stated herein with respect to each party’s Affiliates, consultants, Contractors, Subcontractors and the members of the Riggs Group (including divested Affiliates and other operations and entities), the indemnified and other third parties described in Article 16, and the rights and licenses granted under Exhibit 5, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other party.

The members of the Riggs Group and divested Affiliates to the extent permitted by Section 3.06(b) shall be third-party beneficiaries under this Agreement but shall communicate and operate with Fidelity, and bring all actions, claims and other disputes with respect to Fidelity and this Agreement and the Services, through Riggs acting in its individual capacity and/or as agent for the aggrieved member or members of the Riggs Group and/or the divested Affiliates. Moreover, Riggs shall ensure that each divested Affiliate that continues to receive the Service executes the written agreement set forth in Section 3.06(b)(ii) and that Fidelity is a third party beneficiary under that Agreement.

     17.16     Headings.    Headings and captions contained in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.

     17.17     Expenses.    Each party shall be responsible for the costs and expenses associated with the preparation or completion of this Agreement and the transactions contemplated hereby.

     17.18     Nonperformance.    Except as otherwise provided in the Agreement, to the extent any nonperformance by either party of its no monetary obligations under the Agreement results from or is caused by the other party’s failure to perform its obligations under the Agreement, such nonperformance shall be excused.

*****

     IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has hereby executed this Banking Information Technology Services Agreement.

Agreed to by:

FIDELITY INFORMATION SERVICES, INC	RIGGS BANK N.A.

By: -s- Michael J. Erwin	By:
Name: MICHAEL J. ERWIN	Name:
Title: SVP	Title:
Date of Execution: 6/13/03	Date of Execution:

50

     IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has hereby executed this Banking Information Technology Services Agreement.

Agreed to by:

FIDELITY INFORMATION SERVICES, INC	RIGGS BANK N.A.

By:	By: -s- Robert C. Roane
Name:	Name: ROBERT C. ROANE
Title:	Title: EVP & COO
Date of Execution:	Date of Execution: 6/13/03

50

     IN WITNESS WHEREOF, each of the parties hereto, by its duly authorized representative, has hereby executed this Banking Information Technology Services Agreement.

Agreed to by:

FIDELITY INFORMATlON SERVICES, INC.	RIGGS BANK N.A.

By: /s/ Michael J. Erwin	By: /s/ Robert C. Roane
Name: MICHAEL J. ERWIN	Name: ROBERT C. ROANE
Title: SVP	Title: EVP & COO
Date of Execution: 6/13/03	Date of Execution: 6/13/03

Exhibit 1
Definitions

     1.01     ACBS DataMart.    The term “ACBS DataMart” means the Fidelity commercial loan database application software as described in the Documentation.

     1.02     Acceptance Test Criteria.    The term “Acceptance Test Criteria” has the meaning set forth in Exhibit 3.

     1.03     Account Executive.    The term “Account Executive” means the individual appointed by each party to act (i) as the primary point of contact with the other party in dealing with each party’s obligations under this Agreement and (ii) in the case of Fidelity, as the executive in charge of overseeing Fidelity’s responsibilities regarding the provision of the Services.

     1.04     Actual System Implementation.    The term “Actual System Implementation” means to make the System available for use on a production basis with Riggs’ business data.

     1.05     Additional Services.    The term “Additional Services” means the functions, responsibilities, activities, tasks and projects outside the scope of the Services that Fidelity may provide to Riggs in accordance with the Change Control Procedures. Once subject to an effective Change Order, the Additional Services shall be deemed to be part of the Services.

     1.06     Affiliate.    The term “Affiliate” means, with respect to a party, any entity at any tier that controls, is controlled by, or is under common control with that party. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

     1.07     Agreement.    The term “Agreement” means this Banking Information Technology Services Agreement, all Exhibits, all Schedules and Attachments to the Exhibits and all documents expressly incorporated by reference in the Exhibits, the Documentation, the Escrow Agreement, and all Change Orders, which documents are incorporated herein by this reference.

     1.08     Alltel Communications Engine or ACE.    The term “Alltel Communications Engine” or “ACE” means Fidelity software that permits other applications software to access data, retrieve data from and enter data into the Fidelity Software as described in the Documentation.

     1.09     ALS Servicing Manager or ALS-SM.    The terms “ALS Servicing Manager” or “ALS-SM” means Fidelity consumer loan servicing application software as described in the Documentation.

     1.10     Annual Adjustment.    The term “Annual Adjustment” has the meaning set forth in Exhibit 2.

1

     1.11     Architecture or GN.    The terms “Architecture” or “GN” means Fidelity applications software that functions as the architectural backbone for the Fidelity’s core accounting software products as described in the Documentation.

     1.12     ASP.    The term “ASP” means application service provider, i.e., a third-party software distribution and/or management service, which provides software via a wide area network from a centralized data center.

     1.13     ASP Deposit Materials.    The term “ASP Deposit Materials” has the meaning set forth in Exhibit 5.

     1.14     Atchley Comply CTR.    The term “Atchley Comply CTR” means applications software developed for use by financial organizations to assist in complying with the large currency record keeping and reporting requirements of the Bank Secrecy Act. Atchley Comply CTR is part of the Fidelity Third Party Software.

     1.15     Authorized User.    The term “Authorized User” means any person or entity authorized by Riggs to use the Services in accordance with the terms and conditions of this Agreement on behalf of the Riggs Group, including without limitation the Information System.

     1.16     BC/DR Plans.    The term “BC/DR Plans” has the meaning set forth in Exhibit 5.

     1.17     Base Customizations.    The term “Base Customizations” has the meaning set forth Exhibit 3.

     1.18     Baseline.    The term “Baseline” means the amount of specified resources, transactions, activities and/or accounts relating to specified aspects of the Services to be performed and/or provided by Fidelity to the Riggs Group as set forth in this Agreement, that are provided and/or performed by Fidelity for the Charges set forth in Exhibit 2.

     1.19     BLS.    The term “BLS” has the meaning set forth in Exhibit 2.

     1.20     Business Continuity Services.    The term “Business Continuity Services” is comprised of the following elements: (i) the Services described in Exhibit 5, and (ii) the Termination Services. The Business Continuity Services are a part of the Services.

     1.21     Business Interruption Event.    The term “Business Interruption Event” has the meaning set forth in Exhibit 5.

     1.22     Cap.    The term “Cap” has the meaning set forth in Section 14.03 of this Agreement.

     1.23     Carreker-Antinori — Antinori — ASI\6 (Research Tracking).    The term “Carreker-Antinori — Antinori — ASI\6 (Research Tracking) means an on-line integrated system that provides departments throughout the bank the ability to request copies of statements, checks, deposits and research of items. Carreker-Antinori — Antinori — ASI\6 (Research Tracking) is a part of the Riggs Software.

2

     1.24     Certification Tracking or HX.    The terms “Certification Tracking” or “HX” means Fidelity applications software that is a U.S. federal regulatory system that processes IRS input tapes and identifies customers with under-reported interest and invalid Tax Identification Numbers (TIN) as described in the Documentation.

     1.25     Chance Control Procedure.    The term “Change Control Procedure” means the procedure set forth in Section 3.08 of and Exhibit 6 to this Agreement for (i) a change to the scope of the Services, Baselines, Service Levels, Performance Credits or priorities, (ii) a change to the Charges or Exhibits or Schedules or Attachments to the Exhibits or to the Escrow Agreement, (iii) adding Additional Services, and (iv) a change to the Documentation reflecting a change in the Fidelity Base Code Software made by Fidelity in breach of Section 3.09(q) or a change to the Documentation reflecting an alteration of the attributes of the Fidelity Base Code Software described in Section 3.09(m).

     1.26     Chance Order.    The term “Change Order” means a document effecting one or more of the following actions: (i) a change to the scope of the Services, Baselines, Service Levels, Performance Credits or priorities, (ii) a change to the Charges or Exhibits or Schedules or Attachments to the Exhibits or to the Escrow Agreement, (iii) adding Additional Services, and (iv) a change to the Documentation as described in Section 3.08 of the Agreement, as agreed and executed by the parties pursuant to the Change Control Procedure, in substantially the form set forth in Exhibit 6.

     1.27     Charges.    The term “Charges” means, collectively, the charges and fees for the Services and license, maintenance and/or use fees and incremental pricing mechanisms for both the Fidelity Software and Escrow Deposit Materials as set forth in Exhibit 2.

     1.28     CheckFree — Account Reconciliation or ARP/SMS.    The terms “CheckFree — Account Reconciliation” or “ARP/SMS” means applications software that provides account reconciliation for corporate customers. ARP/SMS is a part of the Riggs Software.

     1.29     Checkfree — Abandoned Property or APECS.    The terms “Checkfree Abandoned Property” or “APECS” means applications software that automates the abandoned property reporting of tracking, record keeping, letter generation (due diligence) and reporting requirements necessary for a holder (Riggs) to comply with the various state abandoned property laws. APECS is a part of the Riggs Software.

     1.30     Checkfree PEP+.    The term “Checkfree PEP+” means applications software that provides an online, real-time system that enables the origination and receipt of electronic payments through the Automated Clearing House (ACH) as described in the Documentation. Checkfree PEP+ is part of the Fidelity Third Party Software.

     1.31     Checkfree PEP+ Risk.    The term “Checkfree PEP+ Risk” means third party software that monitors risk in electronic payments according as described in the Documentation. Checkfree PEP+ Risk is part of the Fidelity Third Party Software.

     1.32     Checkfree Safebox or Safebox.    The terms “Checkfree Safebox” or “Safebox” means applications software that provides a safe deposit

3

box system with automatic inventory, accounting and billing as described in the Documentation.

     1.33     Claim.    The term “Claim” means any civil, criminal, administrative, regulatory or investigative action or proceeding commenced or threatened by a third party, including, without limitation, governmental authorities and regulatory agencies, however described or denominated.

     1.34     Code.    The term “Code” means computer programming code, consisting of the object code.

     1.35     Coldsite.    The term “Coldsite” has the meaning set forth in Exhibit 5.

     1.36     Collections or KO.    The terms “Collections” or “KO” means Fidelity consumer loan collection applications software as described in the Documentation.

     1.37     Combined Statements or SC.    The terms “Combined Statements” or “SC” means Fidelity applications software that provides combined statements and relationship pricing capabilities as described in the Documentation.

     1.38     Commencement Date.    The term “Commencement Date” means the date on which Fidelity begins to provide the Services to the Riggs Group as agreed upon by the parties, and as set forth in Exhibit 3. There may be a separate Commencement Date for a particular Phase, Service or set of Services.

     1.39     Commercial Lending Application or ACBS.    The terms “Commercial Lending Application” or “ACBS” means Fidelity commercial loan applications software that is a commercial lending and trading system as described in the Documentation, and includes the following:

a. Commercial Loan Origination or DLO. The terms “Commercial Loan Origination” or “DLO” means Fidelity applications software that supports commercial loan origination as described in the Documentation.

b. Commercial Loan Servicing or DLSE. The terms “Commercial Loan Servicing” or “DLSE” means Fidelity commercial loan servicing applications software as described in the Documentation.

     1.40     Company Information.    The term “Company Information” means collectively the Confidential Information and Trade Secrets of a party.

     1.41     Confidential Information.    The term “Confidential Information” means with respect to a party, any and all proprietary information of the disclosing party and/or of third parties in the possession of the disclosing party treated as secret by the disclosing party that does not constitute a Trade Secret (defined below). For the avoidance of doubt, Company Information also includes information which has been disclosed to such party by a third party, which party is obligated to treat as confidential or secret and all “non-public personal information” as defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. Section 6801, et seq.) and the implementing regulations thereunder (collectively, the “GLB Act”), as the same may be amended from time to time,

4

that Fidelity receives from or at the direction of the Riggs Group and that concerns any of “customers” and/or “consumers” of members of the Riggs Group.

     1.42     Configurations.    The term “Configurations” means all software application and computer system configurations described in Article 1 of Exhibit 3.

     1.43     Contractor and/or Subcontractor.    The term “Contractor and/or Subcontractor” means an individual, corporation, partnership or other form of entity which provides products, services and/or software to Fidelity or Riggs and/or their respective Affiliates. However, any reference in this Agreement to Contractors or Subcontractors of Riggs and/or its Affiliates shall not include Fidelity, its Affiliates and/or their respective Contractors and Subcontractors.

     1.44     Conversion Process.    The term “Conversion Process” has the meaning set forth in Exhibit 3.

     1.45     Converted Data.    The term “Converted Data” has the meaning set forth in Exhibit 3.

     1.46     Core Team Training.    The term “Core Team Training” has the meaning set forth in Exhibit 3.

     1.47     Customer Information File or RM.    The terms “Customer Information File” or “RM” means Fidelity customer information applications software that provides the facility to manage a financial organization’s customer relationship as described in the Documentation.

     1.48     Customizations.    The term “Customizations” means all software modifications described Article 1 of Exhibit 3 or otherwise provided by Fidelity as part of the implementation Phase, including the Riggs Specific Customizations, the Base Customizations and the Time and Materials Basis Customizations.

     1.49     Data Conversions.    The term “Data Conversions” means all converted data and elements thereof described in Article 1 of Exhibit 3.

     1.50     Derivative Work(s).    The term “Derivative Work(s)” means a work based on one or more pre-existing works, including without limitation, a condensation, transformation, expansion or adaptation, which would constitute a copyright infringement if prepared without authorization of the owner of the copyright of such pre-existing work.

     1.51     Defect(s).    The term “Defect(s)” has the meaning set forth in Exhibit 3.

     1.52     Develop or Developed.    The term “Develop or Developed” means acquire (by license, assignment, purchase or otherwise), develop, prepare, create, modify or personalize.

     1.53     Development.    The term “Development” means the creation of a computer program or configuration of a computer system that conforms to the applicable Functional Design.

5

     1.54     Dispute.    The term “Dispute” means any dispute, controversy or Claim, including, without limitation, situations or circumstances in which the parties are required to mutually agree on additions, deletions or changes to terms, conditions or Charges, arising out of, or relating to, this Agreement.

     1.55     Dispute Resolution Process.    The term “Dispute Resolution Process” means the process for resolving Disputes set forth in Articles 12 and 13.

     1.56     Documentation.    The term “Documentation” means (i) the documents listed on Exhibit 11 prepared by Fidelity which describes the operation, functionality, compatibility, configuration, scalability, performance and integration capabilities of the Fidelity Base Code Software and the components and modules of the Fidelity Base Code Software and includes the Fidelity User’s Manual and Fidelity Systems Manual; and (ii) the Fidelity Designated Environment set forth in Exhibit 4.

     1.57     DSI.    The term “DSI” has the meaning set forth in Exhibit 5.

     1.58     Earnbacks.    The term “Earnbacks” means those credits to be given to Fidelity in accordance with and as set forth in the Agreement and Exhibit 2.

     1.59     ECI.    The term “ECI” has the meaning set forth in Exhibit 2.

     1.60     Effective Date.    The term “Effective Date” means the date of the execution of this Agreement by the parties hereto as set forth in the first paragraph of this Agreement.

     1.61     Eroom.    The term “Eroom” means an Internet enabled information repository used by Fidelity and Riggs to record and track information.

     1.62     Escrow Agreement.    The term “Escrow Agreement” has the meaning set forth in Exhibit 5.

     1.63     Escrow Deposit Materials.    The term “Escrow Deposit Materials” shall have the meaning set forth in Exhibit 5.

     1.64     Exhibit.    The term “Exhibit” means an attachment to this Agreement and any document(s) expressly incorporated by reference in such Exhibits.

     1.65     Fidelity.    The term “Fidelity” means Fidelity Information Services, Inc.

     1.66     Fidelity API’s.    The term “Fidelity API’s” means a set of narrative instructions that describe the means of communicating between and among (i) the software programs which comprise the Fidelity Software, and (ii) the software programs which comprise the Fidelity Software and other software which is not Fidelity Software, to request and carry-out services by the Fidelity Software and/or to input and extract data from the Fidelity Software. In the mainframe computer environment, Fidelity API’s include file layout instructions. Fidelity API’s do not include any Code.

6

     1.67     Fidelity ASP Services.    The term “Fidelity ASP Services” means the portion of the Services described in Article 2.01 of Exhibit 3.

     1.68     Fidelity ASP Software.    The term “Fidelity ASP Software” means the Code (including software programs and Fidelity Interfaces) used and/or provided by Fidelity to provide and perform the Fidelity ASP Services, as such Code shall be modified, evolved, enhanced, maintained, supplemented and/or replaced The Fidelity ASP Software consists of: (i) the LRTC Hosted Software; (ii) the SDADC Hosted Software; and (iii) the Riggs Specific Customizations to the foregoing.

     1.69     Fidelity Base Code Software.    The term “Fidelity Base Code Software” means the Fidelity Software, excluding (i) all Customizations (but including the Base Customizations only after the Base Customizations have been included by Fidelity in a Release of the applicable Fidelity Software in accordance with Section 1.12 g of Exhibit 3) and (ii) all Interfaces (but including the Fidelity Standard Interfaces described in Section 1.11 b of Exhibit 3).

     1.70     Fidelity Code.    The term “Fidelity Code” means Code Developed by Fidelity, its Affiliates and/or their respective Contractors or Subcontractors that is used to provide the Services, which Code does not constitute a Derivative Work of any software owned by Riggs or Fidelity, their respective Affiliates and/or their respective Contractors or Subcontractors.

     1.71     Fidelity Competitor(s).    The term “Fidelity Competitor(s)” means the entities listed on Exhibit 10.

     1.72     Fidelity Competitor Sensitive Information.    The term “Fidelity Competitor Sensitive Information” means a subset of the Fidelity Company Information comprised of (i) the source code and object code, and descriptions of the design or structure, of the Fidelity Software, (ii) the substantive or material commercial terms of this Agreement (including without limitation pricing) and any description(s) of the substantive positions of the parties in the negotiation of this Agreement; (iii) the substantive or material commercial terms of Fidelity’s response to Riggs’ RFP and to other Riggs inquiries with respect to the engagement of Fidelity by Riggs for the Services; (iv) the Documentation (including the Fidelity Systems Manual(s) and Fidelity User Manual(s)) except the portions of the Documentation which contain the Riggs Solution; and (v) descriptions of the design or structure of the Information System. The Fidelity API’s are not included in the definition of Fidelity Competitor Sensitive Information but are a part of the Fidelity Company Information.

     1.73     Fidelity Conversion Manager.    The term “Fidelity Conversion Manager” has the meaning set forth in Exhibit 3.

     1.74     Fidelity Derivative Code.    The term “Fidelity Derivative Code” means Developed Code which constitutes a Derivative Work based on the Fidelity Code whether Developed by Riggs or Fidelity, their respective Affiliates and/or their respective Contractors or Subcontractors.

     1.75     Fidelity Designated Environment.    The term “Fidelity Designated Environment” means the description of and specifications for the computer hardware and software set forth in Exhibit 4.

7

     1.76     Fidelity Interfaces.    The term “Fidelity Interfaces” means Code for the file layout Developed by Fidelity, its Affiliates and/or their respective Contractors or Subcontractors that provide a means of communicating between and among (i) the Fidelity Software; and (ii)(A) other software which is not Fidelity Software, and (B) the Fidelity Software, to request and carry out Services by the Fidelity Software and/or input and extract data from the Fidelity Software, and the attendant user documentation describing the implementation of such Code.

     1.77     Fidelity Materials.    The term “Fidelity Materials” means Fidelity Code, Fidelity Derivative Code, Fidelity API’s, Fidelity Interfaces, Fidelity Works and the Derivative Works based on the Fidelity API’s and Fidelity Works.

     1.78     Fidelity Network.    The term “Fidelity Network” has the meaning set forth in Article 2.03 or Exhibit 3.

     1.79     Fidelity Network Services.    The term “Fidelity Network Services” means the portion of the Services described in Article 2.03 of Exhibit 3.

     1.80     Fidelity Non-Disclosure Agreement.    The term “Fidelity Non-Disclosure Agreement” means the form of agreement hereto attached as Exhibit 12 entitled “Fidelity Competitor Sensitive Information Non-Disclosure Agreement” for use when Fidelity Competitor Sensitive Information (including if applicable as a part thereof one or more Fidelity Interfaces) is disclosed to a Fidelity Competitor by Riggs in connection with the use of the Services by the Riggs Group, to be executed by Riggs, Fidelity and the Fidelity Competitor.

     1.81     Fidelity On-Site Software.    The term “Fidelity On-Site Software” means the Code (including software programs and Fidelity Interfaces) provided by Fidelity to Riggs for Riggs’ use in the Riggs Primary Data Center, the Riggs Backup Data Center and other Riggs’ locations. The Fidelity On-Site Software includes (i) the following software: SD; IW; ACBS DataMart; Alltel Communications Engine (ACE); Tuxedo; Nexus; and Jetforms; (ii) all Releases and Updates to the foregoing; and (iii) any Riggs Specific Customizations thereto.

     1.82     Fidelity On-Site Software Services.    The term “Fidelity On-Site Software Services” means the portion of the Services described in Article 2.02 of Exhibit 3.

     1.83     Fidelity Products.    The term “Fidelity Products” means Fidelity Software and any hardware that Fidelity uses to provide and perform the Services.

     1.84     Fidelity Software.    The term “Fidelity Software” means the Code (including software programs and Fidelity Interfaces) used and/or provided by Fidelity to provide and perform the Services. The Fidelity Third Party Software, the Fidelity ASP Software and the Fidelity On-Site Software are part of the Fidelity Software.

     1.85     Fidelity Systems Manual(s).    The term “Fidelity Systems Manual” means the documents listed in Exhibit 11 prepared by Fidelity.

8

     1.86     Fidelity Technical Personnel.    The term “Fidelity Technical Personnel” has the meaning set forth in Exhibit 5.

     1.87     Fidelity Third Party Software.    The term “Fidelity Third Party Software” means any computer programs (including, without limitation, applications, utilities, operating systems software and databases), that are used and/or provided under a license by Fidelity from a third party to provide and perform the Services. The Fidelity Third Party Software includes the following software: Atchley Comply CTR; Checkfree PEP+; Checkfree PEP+ Risk; Safebox; Tuxedo; Nexus; and Jetforms.

     1.88     Fidelity User Manual(s).    The term “Fidelity User Manual” means a portion of the documents listed in Exhibit 11 prepared by Fidelity.

     1.89     Fidelity Works.    The term “Fidelity Works” means literary works of authorship (other than Code) Developed by Fidelity, its Affiliates and/or their respective Contractors or Subcontractors used to provide and perform the Services, including without limitation user manuals, charts, graphs and other written documentation and machine-readable text and files, protected or protectable under the United States Copyright Act of 1976, as amended.

     1.90     Force Majeure Event.    The term “Force Majeur Event” has the meaning set forth in Section 14.02 of this Agreement.

     1.91     Functional Design.    The term “Functional Design” means a written description, usually in technical language, setting forth the specifications for a computer program or configuration of a computer system that implements the Requirements.

     1.92     Hotsite.    The term “Hotsite” has the meaning set forth in Exhibit 5.

     1.93     IMPACS or IM.    The terms “IMPACS” or “IM” means Fidelity applications software that processes retail and commercial current, demand deposit and statement savings accounts as described in the Documentation.

     1.94     Implementation Phase.    The term “Implementation Phase” means the portion of the Services described in Article 1 of Exhibit 3 and the time period during which such Services are performed, provided and/or delivered.

     1.95     Implementation Plan.    The term “Implementation Plan” has the meaning set forth in Exhibit 3.

     1.96     Incident.    The term “Incident” has the meaning set forth in Exhibit 3.

     1.97     Information System.    The term “Information System” means the hardware, software and network programs and systems provided and/or used (whether owned, under contract and/or licensed) by Fidelity to perform and provide the Services consisting of the Fidelity Products and any hardware, other software and other firmware that Fidelity uses to perform and/or provide the Services, but excluding the Riggs Software that is not a part of the Fidelity Software and any hardware provided by Riggs to Fidelity.

9

     1.98     Information Warehouse or IW.    The terms “Information Warehouse” or “IW” means Fidelity database applications software that provides an enterprise-wide data warehouse as described in the Documentation.

     1.99     Initial Commencement Date.    The term “Initial Commencement Date” means the first Commencement Date set forth in Exhibit 3.

     1.100     Interfaces.    The term “Interfaces” means all software application interfaces and elements thereof described in Article 1 of Exhibit 3.

     1.101     Interpretative Issue.    The term “Interpretative Issue” has the meaning set forth in Section 3.10(c) of this Agreement.

     1.102     Intersystem Transfer or IT.    The terms “Intersystem Transfer” or “IT” means Fidelity applications software that facilitates movement of monies within or between financial systems and maintenance of application account file information as described in the Documentation.

     1.103     Jetforms.    The term “Jetforms” means third party software used to print forms used by Service Delivery as described in the Documentation. Jetforms is part of the Fidelity Third Party Software.

     1.104     Job Control Language.    The term “Job Control Language” means a command language for mainframe computers and minicomputers, used for launching applications.

     1.105     Key Output.    The term “Key Output” has the meaning set forth in Exhibit 2.

     1.106     Live Date.    The term “Live Date” means the date on which Riggs first uses the System in production to process Riggs’ actual business data outside of a test environment. The Live Date is expected to be the first business day after Actual System Implementation and the first day of the Production Phase.

     1.107     LOI.    The term “LOI” has the meaning set forth in Exhibit 2.

     1.108     Loss(es).    The term “Loss(es)” means all amounts paid and payable and/or lost to third parties arising out of or resulting from judgments, settlements, awards, losses, charges, liabilities, penalties, interest claims (including taxes and all related interest and penalties incurred directly with respect thereto), however described or denominated, and all related reasonable costs, expenses and other charges (including all reasonable attorneys’ fees) and reasonable external costs of investigations, litigation, hearings, proceedings, document and data productions and discovery, settlement, judgment, award, interest and penalties, however described or denominated. In no event shall “Loss(es)” include (i) loss of profits of the Riggs Group, (ii) loss of revenue of the Riggs Group, and/or (iii) damages to the reputation of the Riggs Group.

     1.109     LRTC.    The term “LRTC” means Fidelity’s data center located in Little Rock, Arkansas.

10

     1.110     LRTC Hosted Software.    The term “LRTC Hosted Software” means the following software: ALS-SM; IM; ST; GN; HX; IT; RM; SC; TX; KO; Fidelity Third Party Software; and Riggs Software.

     1.111     Mock System Implementation.    The term “Mock System Implementation” means to undertake all actions preliminary to the Actual System Implementation, including making the System fully operational on a test basis.

     1.112     Monthly Account Executive Fee.    The term “Monthly Account Executive Fee” has the meaning set forth in Exhibit 2.

     1.113     Monthly ASP Base Fee.    The term “Monthly ASP Base Fee” has the meaning set forth in Exhibit 2.

     1.114     Monthly ASP Incremental Fee.    The term “Monthly ASP Incremental Fee” has the meaning set forth in Exhibit 2.

     1.115     Monthly Data Backup Fee.    The term “Monthly Data Backup Fee” has the meaning set forth in Exhibit 2.

     1.116     Monthly Fidelity Network Services Base Fee.    The term “Monthly Fidelity Network Services Base Fee” has the meaning set forth in Exhibit 2.

     1.117     Monthly Fidelity On-Site Software Services Base Fee.    The term “Monthly Fidelity On-Site Software Services Base Fee” has the meaning set forth in Exhibit 2.

     1.118     Monthly Fidelity On-Site Software Services Incremental Fee.    The term “Monthly Fidelity On-Site Software Services Incremental Fee” has the meaning set forth in Exhibit 2.

     1.119     Monthly Training Bank ASP Base Fee.    The term “Monthly Training Bank ASP Base Fee” has the meaning set forth in Exhibit 2.

     1.120     Nexus.    The term “Nexus” means third party software that provides the print drivers for Service Delivery as described in the Documentation. Nexus is part of the Fidelity Third Party Software.

     1.121     One-Time Training Bank Setup Fee.    The term “One-Time Training Bank Setup Fee” has the meaning set forth in Exhibit 2.

     1.122     On Time Key Output Delivery.    The term “On Time Key Output Delivery” has the meaning set forth in Exhibit 3.

     1.123     On-Site Software Deposit Materials.    The term “On-Site Software Deposit Materials” has the meaning set forth in Exhibit 5.

     1.124     Original Data.    The term “Original Data” has the meaning set forth in Exhibit 3.

     1.125     Overdraft.    The term “Overdraft” means (i) the payment by any member of the Riggs Group of any check, draft, automatic clearing house transaction, automated teller transaction or other withdrawal, transfer order or

11

payment order (collectively, an “Order”) on an account at such number of the Riggs Group for which funds were not available at the time of payment, but (A) in the case of a breach of Fidelity’s obligation to timely and properly restore the Services after a Business Interruption Event, only if at the time of such payment the deposit system was not accessible by such member of the Riggs Group due to the failure by Fidelity to restore the Services after a Business Interruption Event in the manner required by the Agreement, and (B) in the case of a Claim and/or Loss described in Section 16.01(vii), only if Fidelity’s breach of this Agreement causes the Overdraft; or (ii) the payment by any member of the Riggs Group of an Order on an account at any member of the Riggs Group, which, in circumstances other than those described in (i), above, such member of the Riggs Group was not in fact obligated to pay, but (A) in the case of a breach of Fidelity’s obligation to timely and properly restore the Services after a Business Interruption Event, only if such member of the Riggs Group could not, in a timely manner and acting in a commercially reasonable manner, determine that it was not obligated to pay because the deposit system was not accessible by such member of the Riggs Group due to the failure by Fidelity to restore the Services after a Business Interruption Event in the manner required by the Agreement, and (B) in the case of a Claim and/or Loss described in Section 16.01(vii), only if Fidelity’s breach of this Agreement causes the Overdraft; or (iii) the payment by any member of the Riggs Group of an Order not on an account at such member of the Riggs Group, which such member of the Riggs Group was not in fact obligated to pay, but (A) in the case of a breach of Fidelity’s obligation to timely and properly restore the Services after a Business Interruption Event, only if such member of the Riggs Group could not, in a timely manner and acting in a commercially reasonable way, determine that it was not obligated to pay because the deposit system was not accessible by such member of the Riggs Group due to the failure by Fidelity to restore the Services after a Business Interruption Event in the manner required by the Agreement, and (B) in the case of a Claim and/or Loss described in Section 16.01(vii), only if Fidelity’s breach of this Agreement causes the overdraft.

     1.126     Performance Credits.    The term “Performance Credits” means those credits to be given to Riggs in accordance with and as set forth in the Agreement and Exhibit 2.

     1.127     Phase or Phases.    The term “Phase” or “Phases” refers to the division of the Services into two (2) Phases: the Implementation Phase and the Production Phase.

     1.128     Production Phase.    The term “Production Phase” means the portion of the Services described in Article 2 of Exhibit 3 and the time period during which such Services are performed, provided and/or delivered.

     1.129     Project Plans.    The term “Project Plans” has the meaning set forth in Exhibit 3.

     1.130     Project SOURCE.    The term “Project SOURCE” means an Internet enabled information repository used by Fidelity and Riggs to record, track and report the status of Incidents.

     1.131     Qualifying Criteria.    The term “Qualifying Criteria” shall mean an entity or operation that is not an Fidelity Competitor, that will use the Services as provided by Fidelity using the same physical environment and time zone as employed by Fidelity to provide the ASP Services to the members of the Riggs Group (excluding the network).

12

     1.132     Release(s).    The term “Release(s)” means the corrections, revisions, updates, modifications and enhancements to the Fidelity On-Site Software and related Documentation, which Fidelity makes generally available, without additional charge, to licensees of particular Fidelity On-Site Software for which such licensees are paying Fidelity to provide software maintenance services. A Release may include new functionality, but does not include any new or replacement software products.

     1.133     Required Consents.    The term “Required Consents” means any consents or approvals or other arrangements to be obtained by a party under the Agreement (a) to allow a party to assume financial, support, operational, management and/or administrative responsibility for any software licenses, software maintenance agreements, hardware licenses, hardware leases, space leases, hardware maintenance agreements, network and other support services agreements and similar arrangements; (b) to allow for the transfer of any of the contractual arrangements described in (a) above from one party or its Affiliates to another party or its Affiliates; and (c) to permit use and other rights for a party with respect to software, hardware, equipment, services and similar items.

     1.134     Requirements.    The term “Requirements” means a written identification and description, in non-technical language, of the functions of a computer program or configuration of a computer system.

     1.135     Riggs.    The term “Riggs” means Riggs Bank N.A. and, unless context dictates otherwise, the members of the Riggs Group receiving Services under this Agreement.

     1.136     Riggs Backup Data Center.    The term “Riggs Backup Data Center” means Riggs’ data center located at 800 17th Street, N.W., Washington, D.C. 20006 and any successor thereto.

     1.137     Riggs Business.    The term “Riggs Business” means the businesses engaged in by Riggs and its Affiliates; however, such businesses shall not include the right to resell or otherwise provide the Services in a service bureau, time share, outsourced or other similar arrangement to third parties that are not Affiliates of Riggs.

     1.138     Riggs Code.    The term “Riggs Code” means Code Developed by Riggs, its Affiliates and/or their respective Contractors or Subcontractors (excluding Fidelity) which Code does not constitute a Derivative Work of any software owned by Riggs or Fidelity, their respective Affiliates and/or their respective Contractors or Subcontractors.

     1.139     Riggs Data.    The term “Riggs Data” means (i) all data and information provided or submitted by, or caused to be submitted by, the Riggs Group in connection with the Services, and (ii) all such data and information processed or stored, and/or then provided to the Riggs Group, as part of the Services, including, without limitation, data contained in forms, reports and other similar documents provided by Fidelity as part of the Services.

     1.140     Riggs Derivative Code.    The term “Riggs Derivative Code” means Developed Code which constitutes Derivative Work based on the Riggs Code whether Developed by Riggs or Fidelity, their respective Affiliates and/or their respective Contractors or Subcontractors.

13

     1.141     Riggs Group.    The term “Riggs Group” means individually and collectively Riggs and its existing and future Affiliates that are using and/or receiving any portion of the Services.

     1.142     Riggs Materials.    The term “Riggs Material” means Riggs Code, Riggs Derivative Code, Riggs Works and the Derivative Works based on the Riggs Works.

     1.143     Riggs Primary Data Center.    The term “Riggs Primary Data Center” means Riggs’ data center located at 5700 RiverTech Court, Riverdale, MD 20737 and any successor thereto.

     1.144     Riggs Retained Responsibilities.    The term “Riggs Retained Responsibilities” means the Riggs’ responsibilities described in Exhibit 3.

     1.145     Riggs Software.    The term “Riggs Software” means any computer programs (including, without limitation, applications, utilities and operating systems software) owned or licensed by any member of the Riggs Group that will be used by Fidelity in providing Services under this Agreement, and consists of the following applications software as of the Effective Date: APECS; Vector:Reconcile; ARP/SMS; Vector:Adjustments; and Carreker — Antinori — Antinori — ASI\6 (Research Tracking). The parties may designate additional software as Riggs Software pursuant to the Change Control Procedure.

     1.146     Riggs Solutions.    The term “Riggs Solutions” means (a) the functional, operational and performance requirements developed by the parties and/or their respective Affiliates, Contractors and Subcontractors for the information technology systems to be used by Riggs and its Affiliates in the Riggs Business; (b) the business and operational policies and procedures employed or proposed to be employed by Riggs and its Affiliates to conduct the Riggs Business; and (c) the work plans and charters developed by the parties and their respective Affiliates, Contractors and Subcontractors with respect to the development, implementation and operation of the items described in (a) and (b) above and the documentation embodying the items described in (a) and (b) above and this subpart (c). However, the Riggs Solution shall not include (i) the source code and object code, and descriptions of the design or structure, of the Fidelity Software; (ii) the substantive or material commercial terms of this Agreement and any description(s) of the substantive positions of the parties in the negotiation of this Agreement; (iii) the substantive or material commercial terms of Fidelity’s response to Riggs’ RFP and to other Riggs inquiries with respect to the engagement of Fidelity by Riggs for the Services; and (iv) descriptions of the design or structure of the Information System. To the extent that any part of the Riggs Solution is owned by Fidelity, its Affiliates and/or their respective Contractors or Subcontractors, such part shall be Fidelity Company Information.

     1.147     Riggs Specific Customizations.    The term “Riggs Specific Customizations” has the meaning set forth in Exhibit 3.

     1.148     Riggs Works.    The term “Riggs Works” means literary works of authorship (other than Code) Developed by Riggs and/or its Affiliates and/or their respective Contractors and Subcontractors (excluding Fidelity), including without limitation user manuals, charts, graphs and other written documentation and machine readable text and files, protected or protectable under the United States Copyright Act of 1976, as amended.

14

     1.149     Savings Time or ST.    The terms “Savings Time” or “ST” means Fidelity applications software that processes a variety of investment deposit products, including savings accounts, certificates of deposit, U.S. retirement plans, time deposit, open accounts, and club accounts as described in the Documentation.

     1.150     SDADC.    The term “SDADC” means Fidelity’s data center located in San Diego, California.

     1.151     SDADC Hosted Software.    The term “SDADC Hosted Software” means the following software: Commercial Lending Application (ACBS), which includes DLSE and DLO.

     1.152     Secondary Location.    The term “Secondary Location” has the meaning set forth in Exhibit 5.

     1.153     Service Delivery or SD.    The terms “Service Delivery” or “SD” means Fidelity applications software including the following:

a. Teller Workstation or TW. The terms “Teller Workstation” or “TW” means Fidelity applications software that performs monetary transactions as described in the Documentation.

b. Call Center Workstation or CCW. The terms “Call Center Workstation” or “CCW” means Fidelity applications software that allows call center agents to access a full range of transactions as described in the Documentation.

c. Direct/Branch Sales Workstation. The term “Direct/Branch Sales Workstation” means Fidelity applications software that provides service and sales transaction as described in the Documentation.

d. Universal Workstation. The term “Universal Workstation” means Fidelity applications software that provides a combination of monetary and sales functionality as described in the Documentation.

     1.154     Service Delivery Seat License Fee.    The term “Service Delivery Seat License Fee” has the meaning set forth in Exhibit 2.

     1.155     Service Level(s).    The term “Service Level(s)” has the meaning set forth in Exhibit 2.

     1.156     Services.    The term “Services” means (i) functions, responsibilities, activities, tasks and projects to be performed, and the resources to be used and/or provided, by Fidelity to perform and provide the information technology services described in this Agreement and the rights and licenses granted to the members of the Riggs Group by Fidelity in this Agreement (including the Business Continuity Services, the Termination Services, the Fidelity Materials, the Fidelity Products, the Information System, and the rights and licenses granted by Fidelity to the members of the Riggs Group in this Agreement with respect to the Fidelity Materials, the Fidelity Products and the Information System), all as set forth in this Agreement (including, without limitation, Exhibits 3 and 5 and the Change Orders), as such items may evolve and/or be supplemented, maintained, modified and enhanced during the term of this Agreement, in accordance with the terms of the Agreement and (ii)the

15

functions, responsibilities, activities, tasks and projects, and the resources, rights and licenses, to be used, granted and/or provided by Fidelity that are not specifically described in this Agreement as a part of Services but are incidental to and would normally be considered an inherent part of, or necessary subpart included within, the Services, but are neither Riggs Retained Responsibilities nor Third Party Responsibilities. The term “Services” shall refer to all and/or some of the Services as the context requires.

     1.157     Services Oversight Committee.    The term “Services Oversight Committee” means the committee, comprised of management personnel of both Fidelity and Riggs assigned under the terms of Article 6 that shall be authorized and responsible for (i) generally overseeing the performance of this Agreement, (ii) making strategic and tactical decisions in respect of the establishment, budgeting and implementation of priorities and plans with respect to the Services and (iii) monitoring and resolving Disputes in accordance with Article 12.

     1.158     Sterling Commerce — Bank Reconciliation or Vector:Reconcile or Vector 8 (Bank Reconciliation).    The terms “Sterling Commerce — Bank Reconciliation” or “Vector:Reconcile” or “Vector 8 (Bank Reconciliation)” means applications software that performs automated settlement of account ending balances for deposits, loans, G/L, FX and FRB transactions. Vector 8 (Bank Reconciliation) is a part of the Riggs Software.

     1.159     Sterling Commerce — Online Adjustments or Vector:Adjustments or Vector 4 (Online Adjustments).    The terms “Sterling Commerce — Online Adjustments” or “Vector:Adjustments” or “Vector 4 (Online Adjustments)” means applications software that processes debit and credit adjustments on deposit systems due to errors or customer disputes. Vector 4 (Online Adjustments) is a part of the Riggs Software.

     1.160     SunGard.    The term “SunGard” means Sungard Data Systems Inc.

     1.161     SunGard Data Center.    The term “SunGard Data Center” means SunGard Data Systems Inc.’s data center

     1.162     Supported Release(s).    The term “Supported Release(s)” has the meaning set forth in Exhibit 3.

     1.163     System.    The term “System” means the Fidelity ASP Services, Fidelity Network Services, Fidelity Training Bank Services, Fidelity Software, Riggs Software, Information System, Data Conversions, Configurations, Interfaces, Customizations and all connected software applications, computer systems, networks, components and sub-components thereof, including but not limited to Fidelity, Riggs and third party software applications, computer systems, networks and services.

     1.164     Systems Integration Testing.    The term “Systems Integration Testing” means iterative testing of the in preparation for User Acceptance Tests to ensure that the System is properly working in accordance with the Acceptance Test Criteria.

     1.165     Tax or TX.    The terms “Tax” or “TX” means Fidelity applications software that extracts information from Fidelity’s accounting

16

applications software and produces information to support U.S. federal tax disclosure requirements as described in the Documentation.

     1.166     Termination Charge.    The term “Termination Charge” has the meaning set forth in Exhibit 2.

     1.167     Termination Services.    The term “Termination Services” means the functions, responsibilities, activities, tasks and projects Fidelity is reasonably requested by Riggs to perform in anticipation of and in connection with the termination or expiration of this Agreement in order to achieve an orderly transfer of Services from Fidelity to Riggs or to Riggs’ designee and including the Services (and/or subsets thereof) described in Exhibits 3 and 5. The Termination Services shall be further defined and agreed by the parties at a future date when the Termination Services are needed by Riggs within the scope defined by the first sentence of this definition. The Termination Services are part of the Services.

     1.168     Time and Materials Basis Customizations.    The term “Time and Materials Basis Customizations” has the meaning set forth in Article 1 of Exhibit 3.

     1.169     Test Date.    The term “Test Date” has the meaning set forth in Exhibit 3.

     1.170     Test Manager.    The term “Test Manager” has the meaning set forth in Exhibit 3.

     1.171     Testing.    The term “Testing” means Systems Integration Testing and User Acceptance Test(s).

     1.172     Third Party Agreement.    The term “Third Party Agreement” means an agreement set forth in Exhibit 7 pursuant to which a Third Party Provider has contracted with a member of the Riggs Group to provide services to one or more members of the Riggs Group.

     1.173     Third Party Provider.    The term “Third Party Provider” means any of the third party providers of services, products and/or license rights (excluding Fidelity and its Affiliates, agents, Contractors and Subcontractors) to one or more members of the Riggs Group, or to an indemnitee or other third party under Section 16.01 of this Agreement, and their successors and assigns.

     1.174     Third Party Responsibilities.    The term “Third Party Responsibilities” means the Third Party Responsibilities set forth and defined in Exhibit 3, if any.

     1.175     Total Actual Availability.    The term “Total Actual Availability” has the meaning set forth in Exhibit 2.

     1.176     Total One-Time License Fees.    The term “Total One-Time License Fees” has the meaning set forth in Exhibit 2.

     1.177     Total One-Time ASP Use Fees.    The term “Total One-Time ASP Use Fee” has the meaning set forth in Exhibit 2.

17

     1.178     Total Scheduled Availability.    The term “Total Scheduled Availability” has the meaning set forth in Exhibit 2.

     1.119     Trade Secrets.    The term “Trade Secrets” mean with respect to a party, information related to the services and/or business of the disclosing party and/or of a third party which (a) derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy, including without limitation (i) marking any information clearly and conspicuously with a legend identifying its confidential or proprietary nature; (ii) identifying any oral presentation or communication as confidential immediately before, during or after such oral presentation or communication; or (iii) otherwise, treating such information as confidential or secret. Assuming the criteria in sections (a) and (b) above are met, Trade Secrets include, but are not limited to, technical and nontechnical data, formulas, patterns, compilations, computer programs and software, devices, drawings, processes, methods, techniques, designs, programs, financial plans, product plans, and lists of actual or potential customers and suppliers.

     1.180     Training Bank.    The term “Training Bank” has the meaning set forth in Exhibit 3.

     1.181     Training Bank Data Files.    The term “Training Bank Data Files” has the meaning set forth in Exhibit 3.

     1.182     Tuxedo.    The term “Tuxedo” means third party middleware software used by Service Delivery as described in the Documentation. Tuxedo is part of the Fidelity Third Party Software.

     1.183     Unit Testing.    The term “Unit Testing” means the process of testing a computer program or configuration of a computer system to ensure that the computer program or configuration of the computer system functions properly and conforms to the Requirements.

     1.184     Update(s).    The term “Update(s)” means revisions to the Fidelity On-Site Software that are solely provided to fix defects that exist in the Fidelity On-Site Software. An Update provides no new functionality.

     1.185     User Acceptance Test.    The term “User Acceptance Test” means a single test to determine whether the System meets the Acceptance Test Criteria. The User Acceptance Test may be performed multiple times.

     1.186     Virus(es).    The term “Virus(es)” means computer instructions (a) that adversely affect the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including without limitation, other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) that without functional purpose, self-replicate written manual intervention; or (c) that purport to perform a useful function but which actually perform either a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

18

     1.187     Work(s).    The term “Work(s)” means an original work of authorship (other than Code) protectable or protected under the United States Copyright Act of 1976, as amended.

19